Exhibit 10.18

MULTl-TENANT INDUSTRIAL TRIPLE NET LEASE

Effective Date: December 14, 2007

BASIC LEASE INFORMATION

Landlord:	Cedar Grove – Crossdock, LLC
a Kentucky limited liability company

Landlord’s Address
For Notice:	Cedar Grove – Crossdock, LLC
200 S. 5th Street, Suite 400-S

Louisville, Kentucky

Telephone: 502-566-0300

Fax: 502-566-0322

Landlord’s Address	200 S. 5th Street, Suite 400-S

For Payment of Rent:	Louisville, Kentucky 40202

Telephone: 502-566-0300

Tenant:	Alliance Entertainment, LLC, a Delaware limited liability company

Tenant’s Address
For Notice:	Alliance Entertainment, LLC
27500 Riverview Center Blvd.
Bonita Springs, FL 34134
Attn: Vice President Facilities
Telephone: 239-949-4450
Fax: 239-495-5129

With a copy to: General Counsel at same address

Fax-239-949-7689

Project:	Cedar Grove Business Center

Building:	300 Omicron Court, Shepherdsville, Kentucky 40165

Premises:	Approximately 404,039 rentable square feet as shown in Exhibit A.

Premises Address:
Street:	300 Omicron Court
City and State:	Shepherdsville, Kentucky 40165

Term:	One Hundred Twenty-Four (124) months

Tenant Fixturing Period Date:	February 1, 2008

Estimated Commencement Date:	May 1, 2008

Base Rent:	Months	Monthly Base Rent
	1-4	$0.00 based on Base Rent abatement*
	5-64	$129,629.18
	65-124	$142,760.45

*Subject to abatement of Base Rent during the Base Rent Abatement Period as provided in Section 19. Base Rent shall be adjusted in accordance with the provisions contained in the Work Letter attached hereto as Exhibit B.

Tenant’s Share:	61% (based on a fraction, expressed as a percentage, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Building).

Security Deposit:	None

Broker:	Landlord’s Broker: Commonwealth Commercial Real Estate Tenant’s Broker: Mohr Partners, Inc. and CB Richard Ellis, Inc.

Lease Year:	Shall refer to each twelve month period during the Term commencing on the Commencement Date.

Permitted Uses:

General warehousing and distribution and related general office use, and no other uses shall be permitted without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, provided that the parties hereby agree that, by way of example only and without limitation, it shall be reasonable for Landlord to withhold such consent to a change in use which would result in increased risk of liability to Landlord from the operation of business from the Premises (including, without limitation, increased risk of liability relating to Hazardous Materials).

Options:

Two (2) options to extend, each for an additional period of sixty (60) months, in accordance with Section 20, an option to expand described in Section 21 and an option to terminate the lease described in Section 22.

Guarantor(s):	Source Interlink Companies

(2)

EXHIBITS

A	Premises
B	Work Letter
B-1	Tennant Specifications
C	Commencement Date Memorandum
D	Prohibited Uses
E	Rules and Regulations
F	Guaranty
G	Landlord’s Waiver and Consent

The Basic Lease Information set forth above and the Exhibits attached hereto are incorporated into and made a part of the following Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the latter shall control.

LANDLORD	(		)	AND TENANT	(		)	AGREE.
		initial				initial

(3)

Table of Contents

1.PREMISES

1.1Premises. Landlord hereby leases to Tenant the Premises as shown on Exhibit A attached hereto, but excluding the Common Area (defined below) and any other portion of the Building. Tenant, after completion of a punch list after completion of construction of the Building and Premises by Landlord, acknowledges that the Premises are acceptable for Tenant’s use and Tenant acknowledges that, except as set forth in the Work Letter, if any, neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant’s use upon which Tenant has relied directly or indirectly for any purpose.

1.2Common Area. Tenant may, subject to rules made by Landlord, use the following areas (“Common Area”) in common with Landlord and other tenants of the Project: refuse facilities, landscaped areas, driveways necessary for access to the Premises, and other common facilities designated by Landlord from time to time for the common use of all tenants of the Project.

1.3Reserved Rights. Landlord reserves the right to enter the Premises upon reasonable notice to Tenant (or without notice in case of an emergency) in order to undertake the following all without abatement of rent or liability to Tenant: inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; make such alterations, repairs, improvements or additions to the Premises as required or permitted hereunder; change boundary lines of the Common Areas; install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities in the Common Area or the Building; grant easements on the Project, dedicate for public use portions thereof and record covenants, conditions and restrictions (“CC&Rs”) affecting the Building and/or amendments to existing CC&Rs which do not unreasonably or materially interfere with Tenant’s use of the Premises or impose additional material monetary obligations on Tenant; change the name of the Project; affix reasonable signs and displays; and, during the last six (6) months of the Term, place signs for the rental of, and show the Premises to prospective tenants.

2.TERM.

2.1Commencement Date. The Term of the Lease shall commence (“Commencement Date”) on the date on which Landlord delivers to Tenant the Premises Substantially Complete (as hereinafter defined) and shall run for a period of 124 full calendar months from the first day of the first month after the Commencement Date except that if the Commencement Date is the first day of the month, the Term shall run for a period of l24 full calendar months from such first day of the month, and the Lease shall continue in full force and effect for the period of time specified as the Term or until this Lease is terminated as otherwise provided herein. The Premises shall be deemed to be “Substantially Complete” on the earlier of the date on which: (1) Landlord delivers written notice to Tenant that the Premises are substantially complete and obtains any governmental approval or sign-off with respect to the Premises and Tenant Improvements, as hereinafter defined, required to allow occupancy of the Premises, or (2) Tenant commences business operations in the Premises. Landlord shall arrange for the construction of certain Tenant Improvements as defined in the Work Letter in accordance with and subject to the terms of the Work Letter attached hereto as Exhibit B. Tenant shall, upon demand after delivery of the Premises to Tenant, execute and deliver to Landlord a Commencement Date Memorandum in the form attached hereto as Exhibit C acknowledging (i) the Commencement Date, (ii) the final square footage of the Premises and (iii) Tenant’s acceptance of the Premises. If the Premises and Tenant Improvements are not Substantially Complete on the Estimated Commencement Date (as such estimated date may be extended by one or more Tenant Delays and/or Force Majeure Delays, as such terms are defined in Exhibit B), this Lease shall remain in effect, Landlord shall not be subject to any liability, and the Commencement Date shall be delayed until the date the Premises and Tenant Improvements are Substantially Complete; except, however, that if the Tenant Improvements are not Substantially Complete by the “Outside Date” (as hereinafter defined), then Tenant shall be entitled to three (3) additional days of abatement of Base Rent first otherwise coming due under this Lease for each day following the Outside Date until the date the Premises and Tenant Improvements are Substantially Complete. As used herein, the “Outside Date” shall mean May l, 2008, provided that such Outside Date shall be subject to extension on a day for day basis to the extent that the date the Tenant Improvements are Substantially Complete is delayed by the occurrence of one or more Force Majeure events and/or Tenant Delays and/or the failure to approve the Final Plans (as defined in the Work Letter) by the Final Plans Target Date (as defined in the Work Letter) and/or the failure to approve the Work Cost Estimate (as defined in the Work Letter) by the Work Cost Estimate Target Dale (as defined in the Work Letter). This Lease is contingent upon approval by the Kentucky Economic Development Finance Authority Board of the Kentucky Jobs Development Act financial benefits. The company currently has such approval for a nearby facility and has already submitted a Kentucky Jobs Development Act application and expects to finalize the process for this facility shortly.

If the Premises are not available by February 10, 2008 (the “Tenant Fixturing Period Commencement Date”) as such estimated date may be extended by one or more Tenant Delays and/or Force Majeure Delays and/or failure to approve the Final Plans by the Final Plans Target Date and/or the Work Cost Estimate by the Work Cost Estimate Target Date, then Tenant shall be entitled to three (3) additional days of abatement of Base Rent first otherwise coming due under this Lease for each day following the Tenant Fixturing Period Commencement Date until the date the Premises are available for Tenant’s fixturing. Tenant shall have no obligation to pay Base Rent, Operating Expenses, or any other charges from the Tenant Fixturing Period Commencement Date to the Commencement Date of this Lease.

3.RENT.

3.1Rent. Tenant shall pay to Landlord, at Landlord’s Address for Payment of Rent designated in the Basic Lease Information, or at such other address as Landlord may from time to time designate in writing to Tenant for the payment of Rent, the Base Rent, in advance, on the first day of each calendar month. It is intended that this Lease be a “triple net lease.” Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation 1 or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Project. If the Term commences (or ends) on a date other than the first (or last) day of a month, Base Rent shall be prorated on the basis of a thirty (30) day month. All sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder (“Additional Rent”), whether or not such sums are designated Additional Rent and, together with the Base Rent, shall be due and payable to Landlord commencing on the Possession Date. The term “Rent” means the Base Rent and all Additional Rent payable hereunder.

3.2Late Charge and Interest. The late payment of any Rent will cause Landlord to incur additional costs, including administration and collection costs and processing and accounting expenses and increased debt service (“Delinquency Costs”). If Landlord has not received any installment of Rent within seven (7) days after the due date thereof, Tenant shall pay a late charge of three percent (3%) of the delinquent amount, which is agreed to represent a reasonable estimate of the Delinquency Costs incurred by Landlord.

3.3Security Deposit. Tenant shall not be responsible to pay a Security Deposit.

4.UTILITIES. Tenant shall pay all charges for heat, water, gas, electricity, telephone and any other utilities used on or provided to the Premises. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement, unless such interruption or curtailment is caused by Landlord’s negligence or willful misconduct. Landlord shall, at its sole cost and expense, cause the Premises to be separately metered for electricity and gas and submetered for water.

Notwithstanding anything to the contrary contained in this Lease, during the period from the Tenant Fixturing Period Commencement Date through to the expiration of the Term of the Lease, if Tenant is actually prevented from using all or a material portion of the Premises as a result of (i) an interruption ill essential utility services to the Premises which is the fault of Landlord or Landlord’s employees, agents or contractors, (ii) Landlord’s actions in entering upon the Premises (other than in exercising any remedy or curing any Tenant failure to perform in accordance with this Lease), or (iii) Landlord’s failure to perform its maintenance and repair obligations under this Lease as and when due hereunder, and which prevention from use is not cured by Landlord within three (3) consecutive business days following Landlord’s receipt of written notice thereof from Tenant stating Tenant’s intent to receive an abatement, then Base Rent and Tenant’s obligation for payment of Tenant’s Share of Operating Expenses and Real Property Taxes shall thereafter be equitably abated based upon the portion of the Premises which Tenant is so prevented from using, until and to the extent that Tenant is no longer so prevented from using such portion of the Premises as a result of the applicable item described in clause (i), (ii) or (iii) above. Notwithstanding the foregoing, the provisions of Section 13 below and not the provisions of this Section 4 shall govern in the event of casualty damage to the Premises or Project and the provisions of Section 14 below and not the provisions of this Section 4 shall govern in the event of condemnation of all or a part of the Premises or Project.

5.TAXES.

5.1Real Property Taxes. Tenant shall pay to Landlord Tenant’s share of the Real Property Taxes for each full or partial calendar year during the Lease Term.

5.2Definition of Real Property Taxes. “Real Property Taxes” shall be the sum of the following: all real property taxes, assessments, supplementary taxes, escape taxes, possessory-interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, special taxes, fees and/or charges assessed or otherwise payable under any community facilities district, special service district or any other special taxing district or authority, annual or periodic license or use fees, excises, transit and traffic charges, housing fund assessments, open space charges, childcare fees, school, sewer and parking fees or any other assessments, levies, fees, exactions or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen (including fees “in-lieu” of any such tax or assessment) which are assessed, levied, charged, conferred or imposed by any public authority upon the Project (or any real property comprising any portion thereof) or its operations, together with all taxes, assessments or other fees imposed by any public authority or quasi-public authority upon or measured by any Rent or other charges payable hereunder, including any gross receipts tax or excise tax levied by any governmental authority with respect to receipt of rental income, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or documentary transfer taxes upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, together with any tax imposed in substitution, partially or totally, of any tax previously included within the aforesaid definition or any additional tax the nature of which was previously included within the aforesaid definition, together with any and all costs and expenses (including, without limitation, attorneys, administrative and expert witness fees and costs) of challenging any of the foregoing or seeking the reduction in or abatement, redemption or return of any of the foregoing, but only to the extent of any such reduction, abatement, redemption or return. All references to Real Property Taxes during a particular year shall be deemed to refer to taxes accrued during such year, including supplemental tax bills regardless of when they are actually assessed and without regard to when such taxes are payable. The obligation of Tenant to pay for Real Property Taxes (including, without limitation, any supplemental taxes) relating in whole or in part to a part of the Term of this Lease shall survive the expiration or early termination of this Lease. In no event shall Tenant or any Tenant Party (as defined in Section 12.1) be entitled to file any property tax assessment appeal. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate or inheritance tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord. Real Property Taxes for partial years, if any, falling within the Term shall be prorated (so that Tenant is not liable for Real Property Taxes relating to the period prior to the Possession Date or relating to the period following the expiration of the Term). Tenant’s obligations for Real Property Taxes for the last full and/or partial year(s) of the Term shall survive the expiration or early termination of the Lease.

If in Landlord’s reasonable judgment the assessed value of the Building or the land for Real Property Tax purposes is higher than the actual fair market value, Landlord shall have the right to appeal or institute such other proceedings as it may consider appropriate to effect a reduction or abatement in any Real Property Tax levied upon the Building and/or the land. If Landlord does not so elect to undertake such an appeal or institute such other proceedings, at Tenant’s option, Tenant may, at Tenant’s cost and expense, appeal or institute such other proceedings as it may consider appropriate to effect a reduction or abatement in any Real Property Tax levied upon the Building and/or the land upon which the Building is located. If Tenant undertakes such an appeal, Landlord shall reasonably cooperate with Tenant in making such appeal, provided that Landlord shall be under no obligation to incur any expenses or other liabilities in doing so and Tenant shall reimburse Landlord upon demand for all reasonable, out-of-pocket expenses incurred by Landlord in connection therewith. In the event that a “Net Refund” (as hereinafter defined) is obtained for any Real Property Tax for which Tenant previously reimbursed Landlord, Landlord shall promptly pay Tenant its pro rata share of such Net Refund. As used herein, the term “Net Refund” shall mean the amount of any refund of Real Property Taxes less amounts incurred by Landlord in obtaining such Net Refund.

5.3Personal Property Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and other personal property located and/or installed on the Premises by Tenant; and Tenant shall provide Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord.

6.OPERATING EXPENSES.

6.1Operating Expenses. Tenant shall pay to Landlord Tenant’s Share of the Operating Expenses for each full or partial calendar year during the Lease Tenn.

6.2Definition of Operating Expenses. “Operating Expenses” means the total costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Common Area and the Building, including, but not limited to, repair, maintenance, utility costs and landscaping of the Common Area, including, but not limited to, any and all costs of maintenance, repair and replacement of all driveways (including, sweeping, striping and slurry coating), loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping (including, without limitation, tree trimming), irrigation systems, monument signs, fences and gates, and other costs which are allocable to the Building or the real property of which the Premises are a part including any costs under the terms of any CC&Rs affecting the real property, insurance deductibles and the costs relating to the insurance maintained by Landlord with respect to the Building under Section 8.1, including, without limitation, Landlord’s cost of any self insurance deductible or retention; trash collection; and capital improvements made to or capital assets acquired for the Building after the Commencement Date that are intended to reduce Operating Expenses or are reasonably necessary for the health and safety of the occupants of the Project or are required under any governmental law or regulation, which capital costs, or an allocable portion thereof, shall be amortized over the period reasonably determined by Landlord, together with interest on the unamortized balance at no greater than eight percent (8%) per annum; and (g) any other cost incurred by Landlord related to the Project. Operating Expenses shall also include an administrative fee to Landlord for accounting and project management services relating to the Building in an amount not to exceed two percent (2%) of the sum of Base Rent.

Operating Expenses shall not include (i) replacement or structural repairs to the roof including gutters, the exterior walls of the Building and any other structural components of the Building (ii) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties; (iii) alterations solely attributable to tenants of the Project other than Tenant; or (iv) marketing expenses.

Landlord agrees to limit any increases in controllable Operating Expenses (i.e. all Operating Expenses excluding common utilities, real estate taxes, insurance premiums and removal of snow and ice) to 4% in any given year. Management fees and salaries will be calculated at 2% of Base Rent.

7.ESTIMATED EXPENSES.

7.1Payment. “Estimated Expenses” for any particular year shall mean Landlord’s estimate of Operating Expenses and Real Property Taxes for a calendar year. Tenant shall pay Tenant’s Share of the Estimated Expenses with installments of Base Rent in monthly installments of one-twelfth (1/12th) thereof on the first day of each calendar month during such year. If at any time Landlord determines that Operating Expenses and Real Property Taxes are projected to vary from the then Estimated Expenses, Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant’s Share of the revised Estimated Expenses for such year.

7.2Adjustment. “Operating Expenses and Real Property Taxes Adjustment” (or “Adjustment”) shall mean the difference between Tenant’s Share of Estimated Expenses and Tenant’s Share of Operating Expenses and Real Property Taxes for any calendar year. After the end of each calendar year, Landlord shall deliver to Tenant a statement of Tenant’s Share of Operating Expenses and Real Property Taxes for such calendar year, accompanied by a computation of the Adjustment. If Tenant’s payments are less than Tenant’s Share, then Tenant shall pay the difference within thirty (30) days after receipt of such statement. Tenant’s obligation to pay such amount shall survive the expiration or termination of this Lease. If Tenant’s payments exceed Tenant’s Share, then (provided that Tenant is not in default), Landlord shall credit such excess amount to future installments of Tenant’s Share for the next calendar year. If Tenant is in default, Landlord may, but shall not be required to, credit such amount to Rent arrearages. If during any calendar year the Building is not at least 100% occupied, Operating Expenses for such year shall be calculated based on a 100% occupancy rate for the Building.

7.3Audit Rights. In the event of any dispute as to the amount of Tenant’s Share of Operating Expenses, Tenant will have the right, by prior written notice (“Audit Notice”) given within ninety (90) days (“Audit Period”) following receipt of an actual statement of Operating Expenses (“Actual Statement”), to audit Landlord’s accounting records with respect to Operating Expenses relative to the year to which such Actual Statement relates. The audit shall be conducted by an accounting firm engaged by Tenant and shall be conducted at the office of Landlord at which records are kept or, at Landlord’s election, the office of Landlord’s property manager (if any). The audit shall be conducted at reasonable times during normal business hours. In no event will Landlord or its property manager be required to (i) photocopy any accounting records or other items or contracts, (ii) create any ledgers or schedules not already in existence, (iii) incur any costs or expenses relative to such inspection, or (iv) perform any other tasks other than making available such accounting records as aforesaid. Neither Tenant nor its auditor may leave the office of Landlord with originals of any materials supplied by Landlord. Tenant must pay Tenant’s Share of Operating Expenses when due pursuant to the terms of this Lease and may not withhold payment of Operating Expenses or any other rent pending results of the audit. The audit must be completed within thirty (30) days of the date Landlord makes such accounting records available to Tenant and the results of such audit shall be delivered to Landlord within fifteen (15) days after such audit completion. If such audit or review correctly reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall refund to Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant agrees to reimburse Landlord the amount of such undercharge. Tenant agrees to pay the cost of such audit, provided that if the audit reveals that Landlord’s determination of Tenant’s Share of Operating Expenses as set forth in the relevant Actual Statement was in error in Landlord’s favor by more than five percent (5%) of the amount charged by Landlord to Tenant pursuant to such Actual Statement, then Landlord agrees to pay the reasonable, third-party cost of such audit incurred by Tenant. To the extent Landlord must pay the cost of such audit, such cost shall not exceed a reasonable hourly charge for a reasonable amount of hours spent by such third -party in connection with the audit, and in no event will the costs which Landlord is so obligated to pay exceed the amount of the error. Tenant agrees to keep the results of the audit confidential and will cause its agents, employees and contractors to keep such results confidential. To that end, Landlord may require Tenant and its auditor to execute a commercially reasonable form of confidentiality agreement provided by Landlord.

8.INSURANCE.

8.1Landlord. Landlord shall maintain insurance through individual or blanket policies insuring the Building against fire and extended coverage (including, if Landlord elects, “all risk” coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building, with deductibles and the form and endorsements of such coverage as selected by Landlord, together with rental abatement insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. The amounts and types of coverages, and the amount of any deductibles under such policies, shall be commercially reasonable. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as is customary in the industry for similar buildings with similar use.

8.2Tenant   Tenant shall, at Tenant’s expense, obtain and keep in force at all times the following insurance:

8.2.1Commercial General Liability Insurance (Occurrence Form). A policy of commercial general liability insurance (occurrence form), having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and three Million Dollars ($3,000,000) aggregate, providing coverage for, among other things, blanket contractual liability, personal and advertising injury, with an “Additional Insured Lessors of Premises Endorsement”.

8.2.2Automobile Liability Insurance. Comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired, borrowed or non-owned automobiles.

8.2.3Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by applicable state statute and federal statute and covering all persons employed by Tenant in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer’s liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) each accident for bodily injury by accident and One Million Dollars ($1,000,000) each employee for bodily injury by disease.

8.2.4Property Insurance. “All risk” property insurance including boiler and machinery comprehensive form, if applicable, including coverage for vandalism, malicious mischief and sprinkler leakage, covering damage to or loss of any of Tenant’s personal property, fixtures, equipment, merchandise, inventory and alterations, including electronic data processing equipment (collectively “Tenant’s Property”) in an amount equal to the full replacement cost thereof (Tenant shall re-determine the same as frequently as necessary to comply herewith), and including, if applicable (meaning if the property of Tenant’s invitee is to be kept in the Premises), warehouser’s legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitee and located in the Premises.

8.3General.

8.3.1Insurance Companies. Insurance required to be maintained by Tenant shall be written by companies licensed to do business in the state in which the Premises are located and having a “General Policyholders Rating” of at least A:VII (or such higher rating as may be required by a lender having a lien on the Premises) as issued by A.M. Best.

8.3.2Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by and additional insured endorsements no later than seven (7) days prior to the date of possession of the Premises. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as additional insureds in this Lease (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord). If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys’ fees and expenses) resulting from said failure. Failure of Landlord to demand such certificates, endorsements or other evidence of full compliance with the insurance requirements of this Section 8, or failure of Landlord to identity a deficiency from evidence provided will not be construed as a waiver of the Tenant’s obligation to maintain such insurance. The acceptance of delivery by Tenant of any certificates, endorsements or other evidence of insurance does not constitute approval or agreement by Landlord that the insurance requirements have been met, that the insurance policies evidenced are in compliance with these requirements, or that the insurance requirements are sufficient to fully protect Tenant from liability.

8.3.4Primary Coverage. All insurance to be maintained by Tenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance of any additional insured.

8.3.6Notification of Incidents. Tenant shall notify Landlord within forty-eight (48) hours after the occurrence of any accidents or incidents in the Premises, the Building, Common Areas or the Project which could give rise to a claim under any of the insurance policies required under this Section 8.

8.4Indemnity Tenant shall indemnity, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) any default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or (ii) Tenant’s use of the Premises, the conduct of Tenant’s business or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party in or about the Premises, the Building, the Common Area, except for claims to the extent caused by Landlord’s negligence or willful misconduct. The obligations of Tenant under this Section 8.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.

Subject to Section 8.5 below, Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold harmless Tenant and Tenant’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) any default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or (ii) the conduct of Landlord’s business or any activity, work or things done, permitted or suffered by Landlord or any Landlord Party in or about the Premises, the Building, the Common Area, except for claims to the extent caused by Tenant’s negligence or willful misconduct

8.5Exemption of Landlord from Liability. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to Tenant’s Property (as defined in Section 8.2.4) including, but not limited to, Tenant’s fixtures, equipment, furniture and alterations or illness or injury to persons in, upon or about the Premises, the Building, the Common Area or other portions of the Project arising from any cause, and Tenant hereby expressly releases Landlord and waives all claims in respect thereof against Landlord, except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the property of Tenant, or injury to or illness or death of Tenant or any Tenant Party or any other person in or about the Premises, the Building, the Common Area or the Project, whether such damage, illness or injury is caused by fire, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, ventilation, plumbing, air conditioning or lighting fixtures, or from any other cause, and whether said damage, illness or injury results from conditions arising upon the Premises, upon other portions of the Building or from other sources or places, and regardless of whether the cause of such damage, illness or injury or the means of repairing the same is Inaccessible, except only damage, illness or injury to the extent caused by Landlord’s gross negligence or willful misconduct.

8.6Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby mutually waive any and all rights of recovery against one another for liability loss or for real or personal property loss or damage occurring to the Premises or to the Building or any part thereof or any personal property located therein, regardless of fault, to the extent the loss or damage is covered by the injured party’s insurance, or would have been covered by insurance the Injured party is required to carry under this Lease, Landlord and Tenant shall request their insurance carriers to consent to a waiver of all rights of subrogation against each other by inclusion of such a clause in their respective policies or by endorsements thereto.

9.REPAIRS AND MAINTENANCE.

9.1Tenant. Tenant, at Tenant’s sole cost and expense, shall keep and maintain the Premises (interior and exterior, excluding roofing and exterior wails), including, without limitation, loading docks, roll up doors and ramps, floors, floor coverings, walls, drywall and wall coverings, doors, windows, glass, plate glass, locks, ceilings, lighting systems, interior plumbing, electrical and mechanical systems and wiring, appliances and devices using or containing refrigerants, Tenant’s exclusive parking lots, fixtures and equipment in good repair and in a clean and safe condition, and repair and/or replace any and all of the foregoing in a clean and safe condition, in good order, condition and repair, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall, at Tenant’s sole expense, immediately replace all broken glass in the Premises with glass equal to or In excess of the specification and quality of the original glass; and repair any area damaged by Tenant, Tenant’s agents, employees, invitees and visitors, including any damage caused by any roof penetration, whether or not such roof penetration was approved by Landlord, All repairs and replacements by Tenant shall be made and performed: (a) at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, (b) by contractors or mechanics reasonably approved by Landlord, (c) so that same shall be at least equal In quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building, and (e) in accordance with the Rules and Regulations and all Applicable Laws (as defined in Section 11), In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under the Lease, which failure continues at the end of ten (10) days following Tenant’s receipt of written notice from Landlord stating the nature of the failure, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repairs, as required by any Applicable Law, and shall use certified technicians to perform such maintenance and repairs, as so required. Tenant shall deliver full and complete copies of all service or maintenance contracts entered into by Tenant for the Premises to Landlord within one hundred twenty (120) days after the Commencement Date.

9.2Landlord. Landlord shall, at Landlord’s sole cost and expense, subject to the following limitations, repair or replace the roof (including roof structure, integrity and impermeability), foundation and structural portions of load-bearing portions of exterior walls (excluding drywall, wall coverings, painting, glass and doors) of the Building, and any other structural components of the Building, and, as a reimbursable Operating Expense as heretofore indicated, maintain the Building and Common Areas In good condition and state of repair; provided, if such damage is caused by an act or omission of Tenant, or any Tenant Party, then such repairs shall be at Tenant’s sole expense. Landlord shall not be required to make any repair resulting from (i) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (ii) the installation, use or operation of Tenant’s property, fixtures and equipment, (iii) the moving of Tenant’s property in or out of the Building or in and about the Premises, (iv) Tenant’s use or occupancy of the Premises in violation of Section 11 of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease, (v) the acts or omissions of Tenant or any Tenant Party, (vi) fire and other casualty, except as provided by Section 13 of this Lease or (vii) condemnation, except as provided in Section 14 of this Lease, Landlord shall have no obligation to make repairs under this Section 9,2 until a reasonable time after receipt of written notice from Tenant of the need for such repairs, but Landlord shall promptly make such repairs as are the responsibility of Landlord under this Lease after Landlord’s learning of the need for such repairs. There shall be no abatement of Rent during the performance of such work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord unless caused by Landlord or Landlord’s Party’s gross negligence or willful misconduct.

10.ALTERATIONS.

10.1Trade Fixtures; Alterations. Tenant may install necessary trade fixtures, equipment and furniture in the Premises, provided that such items are installed and are removable without structural or material damage to the Premises, the Building, the Common Area or the Project. Tenant shall not construct, nor allow to be constructed, any alterations or physical additions in, about or to the Premises without obtaining the reasonable prior written consent of Landlord, Notwithstanding the foregoing provisions of this Section 10.1, Tenant may perform certain interior decorating or other non-structural alterations to the Premises such as carpeting, painting (so long as the odors from the same do not materially or unreasonably interfere with any other tenant’s operations), hanging artwork or wall coverings, installing non-affixed furniture systems, installing non-load bearing partitions, or other similar interior decorating improvements or non-structural alterations, without obtaining Landlord’s consent therefor (but subject to the remaining requirements of this Section 10.1), but only if: (i) such items do not adversely affect the Building structure or systems, the public areas of the Building or any other tenant space; (ii) such items are not visible from outside of the Premises; (iii) the cost of such items does not exceed, in any twelve (12) month period, the sum of $25,000; and (iv) Tenant gives at least ten (10) days prior written notice to Landlord of such items, including a description of the contemplated work and the types of materials to be used. Approval of plans and specifications shall not be required for the foregoing interior decorating or non-structural items, where plans and specifications are not reasonably appropriate for the work to be performed. Tenant shall submit plans and specifications to Landlord with Tenant’s request for approval and shall reimburse Landlord for all reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such alterations and additions, including any reasonable costs or expenses which Landlord may incur in electing to have outside architects and engineers review said matters. If Landlord does not respond to a written request from Tenant within ten (10) business days, then Landlord shall be deemed to approve such request. In the event Tenant makes any alterations to the Premises that trigger or give rise to a requirement that the Building or the Premises come into compliance with any governmental laws, ordinances, statutes, orders and/or regulations (such as ADA requirements), Tenant shall be fully responsible for complying, at its sole cost and expense, with same, Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof. Tenant shall provide Landlord with a set of “as-built” drawings for any such work.

10.2Damage; Removal. Tenant shall repair all damage to the Premises, the Building, the Common Area or the Project caused by the installation or removal of Tenant’s fixtures, equipment, furniture or alterations. Upon the termination of this Lease, Tenant shall remove any or all trade fixtures, alterations, additions, improvements and partitions made or installed by Tenant and restore the Premises to its condition existing prior to the construction of any such items (except that Tenant shall not be required to remove such items installed by Tenant as to which Landlord agreed by written notice to Tenant at the time of Tenant’s installation of the applicable item that such removal would not be so required, and Landlord hereby agrees to notify Tenant promptly following receipt of request therefore whether such removal shall be required as to a particular proposed item); provided, however, Landlord has the absolute right to require Tenant to have all or any portion of such items reasonably designated by Landlord to remain on the Premises, in which event they shall be and become the property of Landlord upon the termination of this Lease. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises, the Building, the Common Area whatsoever.

10.3Liens. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics’ and materialmen’s liens in connection therewith. If any lien is filed, Tenant shall cause such lien to be released and removed within twenty (20) days after the date of filing, and if Tenant fails to do so, Landlord may take such action as may be necessary to remove such lien and Tenant shall pay Landlord such amounts expended by Landlord together with interest thereon at the Applicable Interest Rate from the date of expenditure.

10.4Standard of Work. All work to be performed by or for Tenant pursuant hereto shall be performed diligently and in a first class, workmanlike manner, and in compliance with all Applicable Laws, and/or Tenant and Landlord’s insurance carriers, Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work.

11.USE. The Premises shall be used only for the Permitted Uses set forth in the Basic Lease Information and for no other uses. Tenant’s use of the Premises shall be in compliance with and subject to all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all Environmental Laws (as defined in Section 12.1), and any CC&Rs or any supplement thereto recorded in any official or public records with respect to the Building or any portion thereof (“Applicable Laws”). Tenant, at Tenant’s sole cost and expense, shall comply with all Applicable Laws, which compliance obligation shall include the alteration of the Premises and/or any Interior improvements or fixtures in order to comply with such Applicable Laws, Tenant shall be responsible for obtaining any permit, business license, certificate of occupancy, or other permits or licenses required by any governmental agency permitting Tenant’s use or occupancy of the Premises, except that Landlord shall be responsible for obtaining any certificate of occupancy or comparable governmental sign-off sufficient to permit occupancy of the Premises based upon Substantial Completion of the Tenant Improvements. Landlord shall reasonably cooperate with Tenant in Tenant’s efforts to obtain any governmental permit, license or approval which is the responsibility of Tenant hereunder, at no cost, expense or liability to Landlord, Notwithstanding anything to the contrary contained in this Lease, Landlord (and not Tenant) shall be required to make, at Landlord’s cost but subject to inclusion of such costs in Operating Expenses to the extent permitted under the definition of Operating Expenses in Section 6 above, any capital improvements to the Premises required in order to cause the Premises to comply with Applicable Laws except that if such compliance work is necessitated by the particular use of, or alterations or improvements to, the Premises by Tenant or any Tenant Parties, then Tenant shall perform such compliance work at Tenant’s sole cost. In no event shall the Premises be used for any of the Prohibited Uses set forth on Exhibit D attached hereto. Tenant shall comply with the rules and regulations attached hereto as Exhibit E, together with such additional rules and regulations as Landlord may from time to time reasonably prescribe. Tenant shall not commit waste, overload the floors or structure of the Building, subject the Premises, the Building, the Common Area or the Project to any use which would damage the same or increase the risk of loss or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose. Landlord shall not be responsible for non-compliance by any other tenant or occupant of the Project with, or Landlord’s failure to enforce, any of the rules or regulations or CC&Rs or any other terms or provisions of such tenant’s or occupant’s lease, but Landlord shall use commercially reasonable efforts to enforce the CC&Rs with respect to all Project tenants in a non-discriminatory manner (provided that nothing contained herein shall obligate Landlord to commence any litigation or other proceeding in pursuing such enforcement). Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, the Building or the Project.

12.ENVIRONMENTAL MATTERS.

12.1Landlord Representation. Landlord hereby represents to Tenant that to Landlord’s actual knowledge there are no Hazardous Materials located on or under the Premises at levels which would materially adversely affect the use or occupancy of the Premises by Tenant.

12.2Landlord Hold Harmless. Landlord shall hold harmless Tenant from and against any and all orders, penalties, fines, administrative actions, or other proceedings (collectively, a “Compliance Obligation”) commenced by any governmental agency including, without limitation, the United States Environmental Protection Agency, arising at any time to the extent that such Compliance Obligation results from any environmental condition (as defined in Section 12.1) (a) that exists as of the date of delivery of possession of the Premises to Tenant (a “Pre-existing Condition”), (b) that is the result of a Pre-existing Condition that worsens following the delivery of possession, or (c) that is the result of a sub-surface migration of Hazardous Materials (any such Environmental Condition referenced in the foregoing clause (a), (b) or (c) is referred to herein as a “Landlord Environmental Condition”), except to the extent that such Landlord Environmental Condition is caused or aggravated by the act or omission of Tenant and/or its employees or agents. Landlord’s obligations pursuant to the foregoing hold harmless obligation shall survive the termination of this Lease.

12.3Tenant Indemnification. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and Landlord’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns (individually and collectively, “Indemnitees”) from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses (including, without limitation, attorneys’ fees, expenses and court costs) arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (a) Tenant and/or any Tenant Party’s breach of this Section 12, or (b) the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant’s and/or any Tenant Party’s activities, or failure to act, in connection with the Premises. This indemnity shall include, without limitation, reasonable attorneys’ and experts’ fees and costs, costs of litigation and governmental oversight costs, the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease.

13.DAMAGE AND DESTRUCTION.

13.1Casualty. If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. Within thirty (30) days after receipt from Tenant of such written notice, Landlord shall notify Tenant whether the necessary repairs can reasonably be made: (a) within ninety (90) days; (b) in more than ninety (90) days but in less than one hundred eighty (180) days; or (c) in more than one hundred eighty (180) days, in each case after the date of the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed.

13.1.1Less Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed within ninety (90) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, this Lease shall not terminate and, provided that insurance proceeds are available to fully repair the damage, Landlord shall repair the Premises, except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property which may have been placed in, on or about the Premises by or for the benefit of Tenant. If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e, the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy as reasonably determined by the parties. However if the Premises are damaged to such an extent that Tenant cannot reasonably conduct its business in a substantial way, the Base Rent payable hereunder shall be abated during the period the Premises are in such condition as reasonably determined by the parties.

13.1.2Greater Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed in more than ninety (90) days but in less than one hundred eighty (180) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, then Landlord shall have the option of: (a) terminating the Lease effective upon the occurrence of such damage, in which event the Base Rent shall be abated from the date Tenant vacates the Premises; or (b) electing to repair the Premises, provided insurance proceeds are available to fully repair the damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property which may have been placed in, on or about the Premises by or for the benefit of Tenant), If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy as reasonably determined by the parties. However if the Premises are damaged to such an extent that Tenant cannot reasonably conduct its business in a substantial way, the Base Rent payable hereunder shall be abated during the period the Premises are in such condition as reasonably determined by the parties. In the event that Landlord should fail to substantially complete such repairs within one hundred eighty (180) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, (such period to be extended for delays caused by Tenant or because of any items of Force Majeure, as hereinafter defined) and Tenant has not re-occupied the Premises, Tenant shall have the right, as Tenant’s exclusive remedy, within ten (10) days after the expiration of such one hundred eighty (180) day period, and provided that such repairs have not been substantially completed within such ten (10) day period, to terminate this Lease by delivering written notice to Landlord as Tenant’s exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord’s receipt of such notice.

13.1.3Greater Than 180 Days. If the Premises or Building should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, either Landlord or Tenant may terminate this Lease by giving written notice within ten (10) days after notice from Landlord specifying such time period of repair; and this Lease shall terminate and the Rent shall be abated from the date Tenant vacates the Premises, In the event that neither party elects to terminate this Lease, Landlord shall promptly commence and diligently prosecute to completion the repairs to the Building or Premises, provided insurance proceeds are available to repair the damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property which may have been placed in, on or about the Premises by or for the benefit of Tenant). If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises), from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period that the Premises are unfit for occupancy as reasonably determined by the parties.

13.1.4Casualty During the Last Year of the Lease Term. Notwithstanding any other provisions hereof, if the Premises or the Building shall be damaged within the last year of the Lease Term, and if the cost to repair or reconstruct the portion of the Building or the Premises which was damaged or destroyed shall exceed $10,000, then, irrespective of the time necessary to complete such repair or reconstruction, Landlord shall have the right, in its sole discretion, to terminate the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date Tenant vacates the Premises. The foregoing right shall be in addition to any other right and option of Landlord under this Section 13.

13.2Tenant’s Fault. If the Premises or any portion of the Building is damaged resulting from the negligence or breach of this Lease by Tenant or any of Tenant Parties, Rent shall not be reduced during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair caused thereby to the extent such cost is not covered by insurance proceeds received by Landlord.

13.3Uninsured Casualty. Tenant shall be responsible for and shall pay to Landlord Tenant’s Share of any deductible or retention amount payable under the property insurance for the Building. In the event that the Premises or any portion of the Building is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right at Landlord’s option either (i) to repair such damage as soon as reasonably possible at Landlord’s expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay the cost of repair of such damage, in which event this Lease shall continue in full force and effect, and Landlord shall make such repairs as soon as reasonably possible subject to the following conditions: Tenant shall deposit with Landlord Landlord’s estimated cost of such repairs not later than ten (10) days prior to Landlord’s commencement of the repair work. If the cost of such repairs exceeds the amount deposited, Tenant shall reimburse Landlord for such excess cost within fifteen (15) days after receipt of an invoice from Landlord. Any amount deposited by Tenant in excess of the cost of such repairs shall be refunded within thirty (30) days of Landlord’s final payment to Landlord’s contractor. If Tenant does not give such notice within the ten (10) day period, or fails to make such deposit as required, this Lease shall terminate automatically as of the date of the occurrence of the damage.

13.4Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by Applicable Laws.

14.EMINENT DOMAIN.

14.1Total Condemnation. If all of the Premises is condemned by eminent domain, Inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned’’), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.

14.2Partial Condemnation. If any portion of the Premises or the Building is Condemned and such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business as reasonably determined by the parties, Landlord shall have the option of either (i) relocating Tenant to comparable space within the Project or (ii) terminating this Lease as of the earlier of the date title vests in the condemning authority or as of (he date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost In such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be adjusted as reasonably determined by Landlord. However if the Premises are partially condemned to such an extent that Tenant cannot reasonably conduct its business in a substantial way, Tenant may terminate this Agreement.

14.3Award. If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location, No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment, Landlord and Tenant hereby waive the provisions of any statutes or court decisions which provide a party to a lease with a right to abatement of rent or termination of the lease or establish the manner of allocation of the condemnation award when leased property is condemned or taken and agree that such event shall be exclusively governed by the terms of this Lease.

14.4Temporary Condemnation. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section, If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.

15.DEFAULT.

15.1Events of Defaults. The occurrence of any of the following events shall, at Landlord’s option, constitute an. “Event of Default”;

15.1.1Abandonment, Abandonment of the Premises for a period of thirty (30) consecutive days (Abandonment shall mean vacation of the premises and a failure to pay the Base Rent and generally perform Tenant’s obligations under this Agreement);

15.1.2Failure to pay Rent on the date when due and the failure continuing for a period of five (5) days after such payment is due;

15.1.3Failure to perform Tenant’s covenants and obligations hereunder (except default in the payment of Rent) where such failure continues for a period of thirty (30) days after written notice from Landlord; provided, however, if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, Tenant shall not be deemed to be in default if Tenant commences the cure within ten (10) days after written notice from Landlord and diligently and continuously prosecutes such cure to completion;

15.1.4The making of a general assignment by Tenant for the benefit of creditors; the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, Insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing; the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold; Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due; any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets; Tenant taking any action toward the dissolution or winding up of Tenant’s affairs; the cessation or suspension of Tenant’s use of the Premises; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold;

15.1.5The making of any material misrepresentation or omission by Tenant or any successor in interest of Tenant in any materials delivered by or on behalf of Tenant to Landlord or Landlord’s lender pursuant to this Lease; or

15.1.6The occurrence of an Event of Default set forth in Section 15.1.4 or 15.1.5 with respect to any guarantor of this Lease, if applicable.

15.2Remedies.

15.2.1Termination. In the event of the occurrence of any Event of Default, Landlord shall have the right to give a written termination notice to Tenant (which notice may be the notice given under Section 15.1 above, if applicable, and which notice shall be in lieu of, and not in addition to, any notice required by Applicable Laws) and, on the date specified in such notice, this Lease shall terminate unless on or before such date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default at the time existing shall have been fully remedied to the satisfaction of Landlord.

15.2.1.1Repossession. Following termination, without prejudice to other remedies Landlord may have, Landlord may (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises, and (iii) remove all personal property therefrom.

15.2.1.2Unpaid Rent. Landlord shall have all the rights and remedies of a landlord provided by Applicable Law, including the right to recover from Tenant: (a) the worth, at the time of award, of the unpaid Rent that had been earned at the time of termination, (b) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided, (c) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided, and (d) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default, The phrase “worth, at the time of award,” as used in (a) and (b) above, shall be computed at the Applicable Interest Rate, and as used in (c) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

15.2.2Continuation. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate this Lease as provided in Section 15.2.1 above; and Landlord may enforce all of Landlord’s rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due. Landlord, without terminating this Lease, may, during the period Tenant is in default, enter the Premises and relet the same, or any portion thereof, to third parties for Tenant’s account and Tenant shall be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises and like costs. Reletting may be for a period shorter or longer than the remaining Term. Tenant shall continue to pay the Rent on the date the same is due. No act by Landlord hereunder, including acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease, shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Premises, the rent that Landlord receives from reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Base Rent and Tenant’s Share of Operating Expenses and Real Property Taxes; second, all costs, including maintenance, incurred by Landlord in reletting; and, third, Base Rent and Tenant’s Share of Operating Expenses and Real Property Taxes under this Lease. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event, and notwithstanding anything in Section 16 to the contrary, shall Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent due, all costs, including maintenance, which Landlord incurred in reletting the Premises that remain after applying the rent received from reletting as provided hereinabove. So long as this Lease Is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the Applicable Interest Rale from the date of such expenditure. Landlord shall have no duty to relet the Premises so long as it has other unleased space available in the Project.

15.3Cumulative. Each right and remedy of Landlord provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent; and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

16.ASSIGNMENT AND SUBLETTING.

16.1Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises, without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, delay or condition. Landlord shall respond to Tenant’s request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void and shall constitute a breach of this Lease, Tenant shall not seek to sublet space to any party with whom Landlord is negotiating for space in the Building.

16.2Tenant Affiliate. Notwithstanding the provisions of Section 16.1 hereof, Tenant may assign or sublet the Premises, or any portion thereof, without Landlord’s consent, to any legal entity which controls, is controlled by or is under common control with Tenant, or to any legal entity resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all of the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided that said assignee assumes, in full, the obligations of Tenant under this Lease, Any such assignment shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Tenant, the consent of whom shall not be necessary.

16.3No Release of Tenant. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all the other obligations by Tenant hereunder, The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting, In the event of default of any assignee of Tenant or successor of Tenant, In performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with the assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and successor shall not relieve Tenant of liability under this Lease.

17.ESTOPPEL, ATTORNMENT AND SUBORDINATION.

17.1Estoppel. Within fifteen (15) days after written request by Landlord, Tenant shall deliver an estoppel certificate duly executed (and acknowledged if required by any lender), to any proposed mortgagee, purchaser or Landlord. Tenant’s failure to deliver said statement in such time period shall be an Event of Default hereunder and shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (c) no more than one month’s Base Rent has been paid in advance.

17.2Attornment. Tenant shall in the event of a sale or assignment of Landlord’s interest in the Premises or the Building or this Lease or if the Premises or the Building comes into the hands of a mortgagee, ground lessor or any other person whether because of a mortgage foreclosure, exercise of a power of sale under a mortgage, termination of the ground lease, or otherwise, attorn to the purchaser or such mortgagee or other person and recognize the same as Landlord hereunder; provided that such successor of the Premises agrees in writing not to disturb the tenancy of Tenant under this Lease for so long as no Event of Default has occurred (beyond any applicable cure period). Tenant shall execute, at Landlord’s request, any commercially reasonable attornment agreement required by any mortgagee, ground lessor or other such person to be executed, containing such commercially reasonable provisions as such mortgagee, ground lessor or other person requires; provided that Tenant shall not be required to execute an attornment agreement that materially modifies the terms of the Lease or that does not recognize Tenant’s right to not be disturbed under the terms of this Lease.

17.3Subordination. This Lease shall be subject and subordinate to all ground leases and master leases and the lien of all mortgages and deeds of trust which now or hereafter affect the Premises or the Project or Landlord’s interest therein, and all amendments thereto, all without the necessity of Tenant’s executing further instruments to effect such subordination, If requested, Tenant shall execute and deliver to Landlord within fifteen (15) days after Landlord’s request whatever documentation that may reasonably be required to further effect the provisions of this paragraph including a Subordination, Nondisturbance and Attornment Agreement. Tenant’s failure to deliver said documentation in such time period shall be an Event of Default hereunder. Notwithstanding anything to the contrary contained in the foregoing, Tenant’s obligation to hereafter subordinate this Lease to any ground lease or master lease hereafter encumbering the Project or the Building or the lien of any future mortgagee or trust deed beneficiary under a mortgage or deed of trust hereafter encumbering the Project or Building shall be conditioned upon the willingness of such ground lessor, master lessor, mortgagee or beneficiary to enter into a Subordination, Nondisturbance and Attornment Agreement with Tenant. In addition, Landlord agrees to provide Tenant, prior to the Commencement Date, a Subordination, Nondisturbance and Attornment Agreement fully executed by any existing mortgagees, trust deed beneficiaries, ground lessors or master lessors with respect to the Building.

17.4Non-Disturbance. So long as Tenant is in compliance with the terms of this Lease, Landlord shall ensure that and warrant that Tenant has peaceful and undisturbed possession of the Premises.

18.MISCELLANEOUS.

18.1General.

18.1.1Entire Agreement. This Lease sets forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

18.1.2Time of Essence. Time is of the essence of this Lease.

18.1.3Attorneys’ Fees; Jury Trial Waiver. In any action or proceeding which either party brings against the other to enforce its rights hereunder, the non-prevailing party shall pay all costs incurred by the prevailing party, including reasonable attorneys’ fees and costs, Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in (i) post-judgment motions, (ii) contempt proceeding, (iii) garnishment, levy, and debtor and third party examination, (iv) discovery, and (v) bankruptcy litigation. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

18.1.4Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

18.1.5Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

18.1.6Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 16, Tenant.

18.1.7Third Party Beneficiaries. Nothing herein is intended to create any third party benefit.

18.1.8Memorandum of Lease. Tenant shall not record this Lease or a short form memorandum hereof without Landlord’s prior written consent which Landlord may withhold in its sole discretion.

18.1.9Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.

18.1.10Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

18.1.11Security Measures. After the Commencement Date of this Lease Tenant hereby acknowledges that Landlord shall have no obligation to provide a guard service or other security measures whatsoever. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.

18.2Signs. All signs and graphics of every kind visible in or from public view or corridors, the Common Areas or the exterior of the Premises (whether located inside or outside of the Premises) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned, and shall be subject to any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s signage program. Tenant shall remove all such signs and graphics prior to the termination of this Lease, Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.

18.3Waiver. No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party, No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.

18.4Limitation of Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, members, managers, directors, officers, shareholders, agents or employees of Landlord; and Tenant shall not seek recourse against the assets of the directors, officers, shareholders, agents or employees of Landlord, Whenever Landlord transfers its interest, Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses hereunder and the transferee of Landlord’s interest shall assume all liabilities and obligations of Landlord hereunder from the date of such transfer.

18.5Notices. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal or courier delivery, or sent by facsimile, electronically confirmed, (immediately followed by one of the preceding methods), to Landlord’s Address and Tenant’s Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served upon the first attempted delivery by the U.S. Postal Service, the courier or a recognized overnight delivery service, or upon receipt of the facsimile prior to 5 p.m., on any business day, or, if after 5 p.m., on the next business day.

18.6Brokerage Commission. Landlord shall pay a brokerage commission to Landlord’s Broker and to Tenant’s Broker specified in the Basic Lease Information in accordance with separate agreements between Landlord and Landlord’s Broker and Tenant’s Broker. Landlord shall have no further or separate obligation for payment of any commissions or fees to any other broker or finder. Tenant warrants to Landlord that Tenant’s sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, Landlord’s Broker and Tenant’s Broker specified in the Basic Lease Information, and that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Tenant. Subject to the foregoing, Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys’ fees, in connection with a claim by any person for a real estate broker’s commission, finder’s fee or other compensation based upon any statement, representation or agreement of Tenant, and Landlord agrees to indemnify and hold Tenant harmless from any such claims or liability, including reasonable attorneys’ fees, based upon any statement, representation or agreement of Landlord.

18.7Authorization. Each individual executing this Lease on behalf of Tenant or Landlord represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such party and that such execution is binding upon such party.

18.8Holding Over; Surrender.

18.8.1Holding Over. Notwithstanding the provisions of KRS 383.160, Tenant holds over the Premises or any part thereof after expiration of the Term, such holding over shall, at Landlord’s option, constitute a month-to-month tenancy, at a rent equal to one hundred twenty-five percent (125%) of the Base Rent in effect immediately prior to such holding over for the first two months and one hundred fifty percent (150%) thereafter, and shall otherwise be on all the other terms and conditions of this Lease. This paragraph shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys’ fees and brokerage commissions.

18.8.2 Surrender. Upon the termination of this Lease or Tenant’s right to possession of the Premises, Tenant will surrender the Premises broom clean, together with all keys, in good condition and repair, reasonable wear and tear excepted, and with the removal of any items required to be removed by Section 10.2. Tenant shall patch and fill all holes within the Premises and all penetrations of the roof shall be resealed to a watertight condition. In no event may Tenant remove from the Premises any mechanical or electrical systems or any wiring or any other aspect of any systems within the Premises. Conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements shall not be deemed “reasonable wear and tear.”

18.9Joint and Several. If Tenant consists of more than one person, the obligation of all such persons shall be joint and several.

18.10Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

18.11Auctions. Tenant shall not conduct, nor permit to be conducted, any auction upon the Premises without Landlord’s prior written consent. Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

18.12Consents. Landlord’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Event of Default or breach by Tenant of this Lease exists, nor shall such consent be deemed a waiver of any then existing Event of Default or breach, except as may be otherwise specifically stated in writing by Landlord at the time of such consent. Except as otherwise set forth herein, the failure to specify herein any particular condition to Landlord’s consent shall not preclude the imposition by Landlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given.

18.13Force Majeure. “Force Majeure” as used herein means delays resulting from causes beyond the reasonable control of the other party, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the Project, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance (whether or not on the part of agents or employees of either party hereto engaged in the construction of the Premises), civil disturbance, order of any government, court or regulatory body claiming jurisdiction or otherwise, act of public enemy, war, riot, sabotage, blockage, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority, discovery of hazardous or toxic materials, earthquake, or other natural disaster, delays caused by any dispute resolution process, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the party whose performance is required, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated.

18.14Guarantor. The Guarantor shall execute the guaranty attached hereto as Exhibit F.

18.15Addenda. The Addenda attached hereto, if any, and identified with this Lease are incorporated herein by this reference as if fully set forth herein.

19.BASE RENT ABATEMENT PERIOD. Tenant’s obligation to pay Base Rent for the Premises shall be abated during the first four months of the Term (the “Base Rent Abatement Period”). Other than during the Base Rent Abatement Period, and as except as set forth herein, Tenant shall pay Base Rent as and when due under this Lease. Such abatement during the Base Rent Abatement Period shall apply to Base Rent only and shall not apply to any sums other than Base Rent payable under this Lease at any time during the Term.

20.OPTIONS TO EXTEND.

20.1Terms of Options. Provided Tenant is not in an uncured default under the terms of this Lease at the time each extension option is exercised, Tenant shall have two (2), separate, consecutive options to extend the Term of this Lease, each for an additional period of sixty (60) months (each, an “Extension Term”, and collectively, the “Extension Terms”). The Extension Terms shall be on all the terms and conditions of this Lease, except that Landlord shall have no additional obligation for free rent, or for any other tenant inducements for the Extension Terms. Landlord shall provide Tenant, upon the execution by the parties of the amendment for the Extension Term, with a refurbishment allowance of $.25 per square foot of the then existing Premises for each Extension Term. As of the commencement of each Extension Term, Base Rent shall be to 95% of the fair market rental rate (“Market Rent”) as set forth below. There shall be no additional extension terms beyond the second Extension Term set forth herein. Tenant must exercise each option to extend the Term of this Lease granted pursuant hereto by giving Landlord written notice of its election to do so no later than one hundred eighty (180) days prior to the end of the initial Term, or the first Extension Term, as applicable.

20.2Determination of Base Rent During Extension Terms.

20.2.1Agreement on Base Rent. Landlord and Tenant shall have ninety (90) days after Landlord receives the exercise notice in which to agree on the Base Rent during the applicable Extension Term.

21.2.2Appraisal. If Landlord and Tenant are unable to agree upon the Base Rent for the applicable Extension Term within such ninety (90) day period, then within fifteen (15) days after the expiration of the ninety (90) day period, each party, by giving notice to the other party, shall appoint a real estate appraiser who is a current member of the American Institute of Real Estate Appraisers, with at least five (5) years of experience appraising building space comparable to the Premises in the city and county where the Premises is located to determine the Market Rent. Market Rent shall mean the monthly amount per rentable square foot in the Premises that a willing, non-equity new tenant would pay and a willing landlord would accept at arm’s length for space in a comparable building or buildings, with comparable tenant improvements, in a comparable location within a ten mile radius of the Building, giving appropriate consideration to monthly rental rates per rentable square foot, the presence or absence of rent escalation clauses such as operating expense and tax pass-throughs, length of lease term, size and location of premises being leased and other generally applicable terms and conditions of tenancy for a similar building or buildings. If the two (2) appraisers are unable to agree on the Market Rent for the applicable Extension Term within twenty (20) days, they shall select a third appraiser meeting the qualifications stated in this Section within five (5) days after the last day the two (2) appraisers are given to set the Market Rent for the applicable Extension Term. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within twenty (20) days after the selection of the third appraiser, a majority of the appraisers shall set the Market Rent for the applicable Extension Term. If a majority of the appraisers is unable to set the Market Rent within the twenty (20) day period, the two (2) closest appraisals shall be added together and their total divided by two (2). The resulting quotient times 95% shall be the Market Rent for the applicable Extension Term. Each party shall be responsible for the costs, charges and fees of the appraiser appointed by that party plus one-half of the cost of the third appraiser.

It is hereby expressly understood that the Base Rent for the initial Term of this Lease is predicated upon Tenant paying a premium for additional tenant finish items which have been calculated by Landlord over a 15 year amortization period. The Base Rent for the Second Extension Term shall be calculated upon taking into consideration that these tenant finish improvements have been paid by Tenant and thus shall not be included in the Appraiser’s determination of Base Rent.

20.2.3Amendment of Lease. Immediately after the Base Rent is determined pursuant to this Section 21, Landlord and Tenant shall execute an amendment to this Lease stating the new Base Rent in effect.

21.OPTION TO EXPAND.

21.1Terms of Option. Provided Tenant is not in an uncured default under the terms of this Lease at the time the option is exercised, Tenant shall have the an ongoing option at any time during the then existing Term to expand the area of the Premises (the “Expansion Option”) by a minimum of two full bays within the Building containing approximately forty-seven thousand (47,000) rentable square feet, or any more space in increments of full bays (the “Expansion Area”) provided said space is available for lease

21.2Exercise of Option and Delivery of Expansion Area. Promptly following Tenant’s exercise of the Expansion Option pursuant hereto, the parties shall meet and work in good faith to reach agreement within thirty (30) days thereafter.

21.3Lease Terms. The Expansion Area shall be leased upon the same terms and conditions applicable to the original Premises, with the following provisions:

21.3.1Tenant shall lease the Expansion Area for a term of not less than three (3) years and shall be co-terminous with and at the same then current Base Rent as the original Premises. In the event the remaining Term for the original Premises is less than three (3) years, then Term for the original Premises and the Expansion Area will be extended to achieve a three (3) year minimum balance of Term.

21.3.2The annual Base Rent payable for the Expansion Area shall commence on the date of substantial completion of Landlord’s and Tenant’s work which shall be completed in a timely manner not to exceed one hundred twenty (120) days after execution of an amendment to this lease (the “Expansion Area Commencement Date”).

21.3.3The Expansion Area shall be improved to a minimum level of completed industrial space similar to or better than the current warehouse Premises as follows: the Expansion Space shall be fully finished for Tenant’s occupancy with all necessary governmental approvals and occupancy permits, separate utilities service, fully improved truck docks with levelers equal to one dock per 12,000 square feet of space, lighting to 30 foot candles, heating, ventilation, sprinklers, sealed floor, and relocated demising wall.

21.4Operating Expenses and Real Property Taxes. In addition to the Base Rent for the Expansion Area, Tenant shall be responsible for its prorata share of all Operating Expenses and Real Property Taxes allocable to the Expansion Area from the Expansion Area commencement date.

22.OPTION TO TERMINATE LEASE. Provided Tenant is not in an uncured default, Tenant may terminate this Lease in its entirety (the “Termination Option”) effective on the last day of the eighty-eighth (88th) full calendar month of the Term (the “Termination Date”) by delivering written notice of its intent to terminate this Lease (the “Termination Notice”) to Landlord on or before the last day of the eighty-second (82nd) full calendar month of the Term and payment of the Termination Fee (as defined below) to Landlord within ninety (90) days of Tenant’s notice. If Tenant properly exercises its Termination Option, this Lease shall terminate as of the Termination Date. The “Termination Fee” shall be equal to six months of the then current Base Rent plus the unamortized balance of any Above Standard Tenant Improvement costs paid to Tenant by Landlord (as indicated herein). Tenant shall deliver the Premises to Landlord on or before the effective Termination Date in accordance with the terms and conditions of this Lease the same as if such Termination Date were the original expiration date of the Term of this Lease. If Tenant properly exercises the Termination Option, such termination shall not affect Tenant’s liability for (i) post-Term adjustments in Taxes and Operating Expenses applicable to the period prior to the Termination Date; (ii) obligations which accrue prior to the Termination Date; and (iii) obligations which by their terms survive the expiration or earlier termination of the Term of this Lease.

23.RIGHT OF FIRST REFUSAL. Provided Tenant is not in an uncured default at the time of notice, Landlord will notify Tenant of any third party’s counteroffer or letter of intent to lease any specific amount of square footage available for lease in the Building (the “Additional Space”). Tenant shall have ten (10) business days in which to notify Landlord of its intent to lease at least the same amount of square footage. If Tenant elects to lease the Additional Space, Landlord and Tenant shall execute an amendment to the Lease within ten (10) business days, based upon the same terms and conditions as outlined in the Option to Expand as indicated in Section 21.1 herein. Tenant agrees to keep any information regarding the prospective tenant confidential. This right is on-going and shall continue in force in each and every instance in which Landlord receives a letter of intent or counter-offer for any available space within the Building. This Right of First Refusal terminates May 1, 2015 or sooner if Tenant vacates Premises.

24.TENANT CURE RIGHTS. In the event Landlord fails to perform any of its repair and maintenance obligations under this Lease (“Landlord Repair Obligations”), Tenant shall give Landlord and (provided that, prior to such notice, Tenant has been notified in writing, by way of service on Tenant of a copy of assignment of rents and leases or otherwise, of the address of such “Landlord’s Mortgagee”, as herein after defined) any holder of any mortgage or deed of trust secured by real property including the Premises (“Landlord’s Mortgagee”), written notice specifying such default, this Lease and Tenant’s rights under this Section and containing the following phrase at the top of page 1 of the notice in all capital letters and boldface type (or it shall not be deemed validly given notice hereunder), “YOUR FAILURE TO COMMENCE THE CURE OF LANDLORD’S REPAIR OBLIGATIONS SET FORTH IN THIS NOTICE WITHIN THIRTY (30) DAYS SHALL ENTITLE THE UNDERSIGNED TO CURE SUCH DEFAULT AT LANDLORD’S EXPENSE WITHOUT FURTHER NOTICE”. Landlord shall thereupon have thirty (30) days in which to cure Landlord’s Repair Obligations; provided, however, if Landlord’s Repair Obligations are not reasonably capable of being cured in thirty (30) days, Landlord shall be deemed to be in compliance with this Lease if Landlord, with reasonable diligence, commences to cure Landlord’s Repair Obligations (which cure shall in any event be commenced within such thirty (30) day period) and diligently and continuously prosecutes such cure to completion. In addition, Landlord’s Mortgagee shall have the right (but not the obligation) to cure or remedy Landlord’s Repair Obligations during the period that is permitted to Landlord hereunder, plus an additional period of ten (10) days, and Tenant will accept such curative or remedial action taken by Landlord’s Mortgagee with the same effect as if such action had been taken by Landlord, provided however, if Landlord’s Repair Obligation is of a nature which, if not cured immediately, poses an imminent risk of harm to persons or property and/or will have an immediate, material, adverse effect on the conduct of Tenant’s business operations at the Premises, Tenant shall have the right to cure Landlord’s Repair Obligation immediately, with only such prior notice (if any) to Landlord and Landlord’s Mortgagee as is reasonable under the circumstances. Upon the failure of Landlord or Landlord’s Mortgagee to cure Landlord’s Repair Obligations in accordance with the provisions of this Section 22, Tenant shall be authorized and empowered to cure Landlord’s Repair Obligations for and on behalf of Landlord (including the cost of curing Landlord’s Repair Obligations in an emergency situation, where no written notice may have been provided to Landlord in accordance with the provisions of this Section 22, provided in such emergency situation Tenant shall use reasonable efforts to provide prior written notice or oral notice to Landlord), and the reasonable cost of any item paid by Tenant in curing Landlord’s Repair Obligations for and on behalf of Landlord, together with interest thereon from the date such costs are paid by Tenant until reimbursed or otherwise recovered by Tenant, at the rate of ten percent ( 10%) per annum, shall be payable on demand by Landlord to Tenant. If Landlord fails to pay to Tenant the cost of such cure within thirty (30) days following Landlord’s (and Landlord’s Mortgagee) receipt of Tenant’s demand therefor, then Tenant may provide to Landlord and Landlord’s Mortgagee a second written demand therefor (“Second Demand”), specifying this Lease and Tenant’s rights under this Section and which contains the following phrase at the top of page 1 of the notice in all capital letters and boldface type (or it shall not be deemed validly given notice hereunder) “YOUR FAILURE TO REIMBURSE TENANT AS REQUIRED HEREIN WITHIN FIVE (5) DAYS SHALL ENTITLE THE UNDERSIGNED TO EXERCISE CERTAIN OFFSET RIGHTS AS SET FORTH IN THE LEASE WITHOUT FURTHER NOTICE.” If Landlord fails to pay to Tenant the amount due to Tenant within five (5) days following Landlord’s receipt of the second Demand, then Tenant may offset from the next installments of Rent and other charges coming due under this Lease the full amount owed by Landlord to Tenant (together with all accrued interest), provided, however, that (i) the amount of offset during any single month shall not exceed the greater of (A) twenty percent (20%) of the total Base Rent payable by Tenant to Landlord for such month or (B) the amount necessary to fully amortize Tenant’s cost of cure from the date of completion of such cure to the expiration date of the Lease Term (without regard to any unexercised renewal options), but if so required by a third-party lender, not greater than twenty-five percent (25%) of the total Monthly Base Rent for any one month; and (ii) Landlord is not then contesting by court action or by mediation or arbitration proceeding mutually approved by Landlord and Tenant the amounts Tenant is intending to offset (or having contested same, a judgment, decision or ruling in such action, mediation or arbitration has been rendered in favor of Landlord).

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

“Landlord”			“Tenant”

Cedar Grove - Crossdock, LLC			Alliance Entertainment, LLC, a Delaware limited
a Kentucky limited liability company			liability company

By:	/s/ Lee C. Wilburn		By:	/s/ Alan Tuchman
	Name:	Lee C. Wilburn		Name:	Alan Tuchman
	Its:	Manager		Its:	President / Alliance Entertainment, LLC

Date:	12/12/07		Date:	12/14/07

EXHIBIT A

PREMISES

A-1

Legal Description

300 Omicron Court, Shepherdsville, KY

BEING Lot 10 C as shown on the Minor Subdivision Plat approved by the Bullitt County Planning Commission on March 7, 2002 attached to a Deed of record beginning at Deed Book 556, Page 618 in the Office of the Clerk of Bullitt County, Kentucky and being a subdivision of Lots 10 and 11 as shown on the plat of Cedar Grove Business Park approved by the Commission on May 12, 2000, Plat of which is of record in Plat Cabinet 2, Slide 443, or, seq., in the Office of the Clerk of Bullitt County, Kentucky.

BEING the same property acquired by Kentucky Trailer Services, LLC, by Deed dated July 22, 2002, of record in Deed Book 556, Page 518, in the Office of the Clerk of Bullitt County, Kentucky.

BEING Lot 11A, as shown on the Minor Subdivision Plat approved by the Bullitt County Planning Commission on March 7, 2002 and attached to deed of record at Deed Book 556, Page 618 (herein the “Minor Plat”) in the Office of the Clerk of Bullitt County, Kentucky and being a subdivision of Lots 10 and 11 as shown on the Plat of Cedar Grove Business Park filed of record in Plat Cabinet #2, Slide 443 in the aforesaid Clerk’s Office.

And BEING a part of the same property acquired by Grantor by Deed dated November 10, 1998, of record in Deed Book 468, Page 410, in the Office of the Clerk of Bullitt County, Kentucky.

AEC PARKING SUMMARY
2 HANDICAP PARKING SPACES
306 PARKING SPACES
308 TOTAL PARKING SPACES
0 INDICATES NUMBER OF SPACES
27
44
61
69
40
52
5
2
8
TRAILER STORAGE AREA (TYP.)
CONCRETE DOLLY PAD (TYP.)
TRAILER STORAGE AREA (TYP.)
CONCRETE DOLLY PAD (TYP.)
GRAPHIC SCALE

EXHIBIT B

WORK LETTER

THIS WORK LETTER (“Work Letter”) is a part of that certain Multi-Tenant Industrial Triple Net Lease (the “Lease”), by and between Cedar Grove - Crossdock, LLC, a Kentucky limited liability company (“Landlord”), and Alliance Entertainment, LLC, a Delaware limited liability company (“Tenant”). Capitalized terms not defined in this Work Letter shall have the meanings given to such terms in the Lease,

1.Definitions. As used in this Work Letter and in the Lease, the term “Tenant Improvements” shall mean those improvements set forth on the “Final Plans” (defined in Section 5(c) of this Work Letter). The construction and installation of the Tenant Improvements is sometimes referred to herein as the “Work”. The parties agree that, without limitation, the Tenant Improvements shall be comprised of Landlord completing the final construction of the Building and the Tenant Improvements and obtaining all necessary governmental approvals resulting in receipt of an occupancy permit at Landlord’s sole cost and expense.

2.Completion of Tenant Improvements. Subject to the terms of the Lease and this Work Letter and any “Tenant Delay” or “Force Majeure Delay” as provided herein, Landlord shall use its commercially reasonable and diligent efforts to cause the “Contractor” (defined in Section 7 of this Work Letter) to complete the construction and installation of the Tenant Improvements in accordance with the terms of this Work Letter. Landlord shall install an open underground conduit for Tenant’s telephonic and data wiring.

3.Designation of Representatives. With respect to the planning, design and construction of the Tenant Improvements, Landlord hereby designates Lee C. Wilburn as “Landlord’s Representative” and Tenant hereby designates Jim Rink or David A. Buck as “Tenant’s Representative.” Tenant hereby confirms that Tenant’s Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the planning, design and construction of the Improvements. Landlord hereby confirms that Landlord’s Representative has full authority to act on behalf of Landlord with respect to matters pertaining to the planning, design and construction of the Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.

4.Architect Selection. Landlord has selected John Hawkins of Kovert & Hawkins, a licensed architectural firm designated by Landlord (the “Architect”), who shall act as the architect with respect to the design of the Tenant Improvements. Landlord shall enter into a contract with the Architect for such services (the “Architect Contract”). The parties acknowledge and agree that the Architect Contract will obligate the Architect to issue to both Landlord and Tenant an architect’s certificate (“Architect’s Certificate”) upon Substantial Completion (as hereinafter defined) of the Tenant Improvements certifying the Substantial Completion of the Tenant Improvements in accordance with the Final Plans (as hereinafter defined).

5.Tenant Improvement Plans.

(a)Final Plans. Tenant has submitted to Landlord Tenant’s specifications for the Tenant Improvements (collectively, the “Tenant Improvement Specifications”) attached hereto as Exhibit B-1. The Architect will design a proposed floor plan of Tenant’s office space requirements as indicated in the Tenant Improvement Specifications to be mutually acceptable to Landlord and Tenant. Landlord shall cause the Architect to prepare final plans and specifications for the Tenant Improvements (the “Final Plans”) and shall submit the same to Tenant for its approval on or before_______ (which approval shall not be unreasonably withheld, conditioned or delayed), and shall be deemed granted if within five (5) days following submittal, Tenant does not deliver written notice to Landlord specifying in reasonable detail the basis for Tenant’s disapproval of such proposed Final Plans. If Tenant so timely disapproves of such Final Plans, then the parties shall promptly meet to resolve any open issues and reach agreement upon the Final Plans for the Tenant Improvements. Included in the Final Plans will be the civil, architectural and structural plans for the Tenant Improvements. When the Final Plans have been approved by Tenant and Landlord, Landlord’s Architect shall submit the Final Plans to the appropriate governmental agency for plan checking and the issuance of a building permit for the Tenant Improvements. If the Final Plans have not been approved by_______ (the “Final Plans Target Date”), the Outside Date and the Tenant Fixturing Commencement Date shall each be extended on a day to day basis to the same extent that the Final Plans Target Date is delayed, (b) Work Cost Estimate. Prior to the commencement of construction of any of the Tenant Improvements, Landlord shall submit to Tenant a written estimate of the cost to complete the Tenant Improvements, which written estimate will be based upon the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the appropriate governmental authorities in connection with the issuance of a building permit (the “Work Cost Estimate”). Within three (3) business days following submission thereof to Tenant, Tenant will either approve the Work Cost Estimate, or disapprove specific items, and submit to Landlord revisions to the Final Plans, Upon Tenant’s approval of the Work Cost Estimate (the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement.

(c)No Representations. Notwithstanding anything to the contrary contained in the Lease or herein, Landlord’s participation in the preparation of the Final Plans, the cost estimates for the Tenant Improvements and the construction thereof shall not constitute any representation or warranty, express or implied, that the Improvements, if built in accordance with the Final Plans, will be suitable for Tenant’s intended purpose. Tenant acknowledges and agrees that the Tenant Improvements are intended for use by Tenant and the specifications and design requirements for such Tenant Improvements are provided to Landlord by Tenant. Landlord’s sole obligation shall be to arrange the construction of the Tenant Improvements in accordance with the requirements of the Final Plans; and any additional costs or expense required for the modification thereof at Tenant’s request (a Tenant Change Order), whether during or after Landlord’s construction thereof, shall be borne entirely by Tenant except as otherwise provided in this Work Letter. Notwithstanding the foregoing, Landlord agrees to assign to Tenant the benefit of all construction warranties pertaining to the Tenant Improvements to the extent that they do not relate to structural or other portions of the Improvements that Landlord is required to maintain and repair under the Lease.

6.Change Orders. After the parties approve the Final Plans and a building permit for the Tenant Improvements is issued, any further changes to the Final Plans shall require the prior written approval of Tenant and Landlord, not to be unreasonably withheld, conditioned or delayed. If Tenant desires any change in the Final Plans relative to the Tenant Improvements which is reasonable and practical (which shall be conclusively determined by the Landlord’s Architect), such changes may only be requested by the delivery to Landlord by Tenant of a proposed written “Change Order” specifically setting forth the requested change. Landlord shall have five (5) business days from the receipt of the proposed Change Order to provide Tenant with the Architect’s disapproval of the proposed change stating the reason(s) for such disapproval, or if the Architect approves the proposed change, a summary of any increase or decrease in the cost caused by such change. Tenant shall then have three (3) business days to approve the Change Order Cost. If Tenant approves these items, Landlord shall promptly execute the Change Order and cause the appropriate changes to the Final Plans to be made. If Tenant fails to respond to Landlord within said five (5) business day period, the Change Order Cost shall be deemed disapproved by Tenant and Landlord shall have no further obligation to perform any Work set forth in the proposed Change Order. The Change Order Cost shall include all costs associated with the Change Order, including, without limitation, architectural fees, engineering fees and construction costs, as conclusively determined by the Landlord’s Architect and the Contractor (defined in Section 7), respectively, together with a three percent (3%) fee of these costs as reimbursement for the expense of administration and coordination of such Change Order by Landlord’s Representative.

7.Selection of Contractor. Landlord shall enter into a construction contract (“Construction Contract”) with Scott Welch of AML, Inc., the general contractor designated by Landlord (the “Contractor”) for the construction and installation of the Tenant Improvements in accordance with the Final Plans.

8.Construction of the Improvements. Landlord shall enter into a construction contract with the Contractor on a form reasonably acceptable to Landlord (“Construction Contract”) for the construction and installation of the Improvements in accordance with the Final Plans.

9.Payment for Cost of the Tenant Improvements.

(a)Landlord’s Cost. Landlord shall construct the Premises in accordance with the Final Plans at its sole cost and expense. Provided there have been no increases in the cost to complete the Premises due to a Tenant Delay or Force Majeure Delay then Landlord shall complete the construction with cost not to exceed $___________ (the “Work Cost Estimate”). In the event the costs for completion of the Premises exceed the Work Cost Estimate, provided there have been no increases in the cost to complete the Premises due to a Tenant Delay or Force Majeure Delay, Landlord shall be responsible for such excess.

(b)Value Engineering. In the event there are cost savings in the costs to complete the Premises derived for any reason whatsoever, Tenant shall be provided an abatement of Base Rent (in addition to any other abatement of Base Rent provided for in this Lease) equal to the cost savings.

B2

(c)Above Standard Tenant Improvements. Upon written request by Tenant, Landlord shall provide Tenant an additional allowance for above standard tenant improvements to the Premises in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00). Landlord will increase the monthly Base Rent Tenant shall pay by an amount equal to the monthly installment of the amount requested amortized at a rate of 8% per annum over a term of ten years.

10.Open Book Tenant Improvement Costs. Landlord shall immediately provide Tenant with access to review the bids of all sub-contractors and costs for the completion of the Premises. Tenant may nominate alternate sub-contractors for any or all of the Tenant Improvements without causing a Tenant Delay.

11.Financing of Construction of Improvements. Landlord may elect to finance the construction of the Tenant Improvements with the proceeds of a loan (“Project Loan”) from a third party lender (“Lender”) at the then prevailing market rate and market terms for similar projects. The documents securing or given in connection with the Project Loan, if any, are herein collectively called “Loan Documents.” Any Project Loan may be secured by the lien of a deed of trust encumbering the Land and Improvements. Tenant agrees to execute and/or provide all documents reasonably required by any Lender in connection with any Project Loan.

12.Substantial Completion; Target Completion Date. The Landlord shall provide the Premises Substantially Completed (as defined in Section 2.1 of the Lease) on or before May 1, 2008 (the “Target Completion Date”). If there is any delay in the Substantial Completion of the Tenant Improvements beyond the Target Completion Date and such delay results from a Tenant Delay or Force Majeure Delay, then the Commencement Date shall be adjusted by the number of days of delay caused by the delay(s). If there is any delay in the Substantial Completion of the Tenant Improvements beyond the Target Completion Date and such delay is not caused by a Tenant Delay or Force Majeure Delay then Landlord shall provide Tenant with three (3) days Base Rent abatement for each one (1) day of delay.

13.Substantial Completion; Tenant Fixturing Period Commencement Date. The Landlord shall provide the Premises and the perimeter driveway (the “Ring Road”) partially completed with a minimum of one course of asphalt capable of maintaining truck traffic, to Tenant for the purpose of installing its trade fixtures, personal property, equipment and other leasehold improvements including, but not limited to, it’s machinery, compressors, electrical wiring connections, phone and fiber service, furniture, and product racks on or before February 10, 2008 (the “Tenant Fixturing Period Commencement Date”). The Tenant Fixturing Period shall extend from the Tenant Fixturing Period Commencement Date through the Lease Commencement Date. Tenant may not occupy or conduct business during the Tenant Fixturing Period other than for the purpose of installing its trade fixtures, equipment and other leasehold improvements as indicated above. Tenant’s required insurance coverage, as indicated in Section 8 herein, shall be in full force and effect upon the Tenant Fixturing Period Commencement Date. If there is a delay beyond February 10, 2008, and such delay is not caused by a Tenant Delay, Force Majeure Delay, then Landlord shall provide Tenant with three (3) days Base Rent abatement for each one (1) day of delay. Tenant shall have no obligation to pay Base Rent or any other charges for Operating Expenses, maintenance costs, or Real Property Taxes during the Tenant Fixturing Period. Landlord shall also provide, at its sole cost and expense, physical security services to the Building throughout the Tenant Fixturing Period, but Tenant shall bear the sole risk of loss with respect to any equipment or other personal property of Tenant located on or about the Premises.

14.Tenant Delays; Force Majeure Delays. As used herein, “Tenant Delays” means any delay in the completion of the Tenant Improvements resulting from any or all of the following: (1) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including Tenant’s failure to complete, on or before the due date therefore, any action item which is Tenant’s responsibility pursuant to this Work Letter, including Tenant’s failure to grant approvals within the time frames described herein; (2) Tenant’s requested modifications to the Final Plans or any Tenant-initiated Change Orders; (3) Tenant’s request for materials, finishes, or installations which are not readily available, (4) any delay in any way whatsoever arising from Tenant’s right to conduct “Inspections” under Section 15 below, (5) any other act or failure to act by Tenant, Tenant’s Representative, Tenant’s employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant. “Force Majeure Delays” as used herein means delays resulting from causes beyond the reasonable control of Landlord or the Contractor, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the project, over the construction of the Improvements or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance (whether or not on the part of agents or employees of either party hereto engaged in the construction of the Improvements), civil disturbance, order of any government, court or regulatory body claiming jurisdiction or otherwise, act of public enemy, war, riot, sabotage, blockage, embargo, earthquake, or other natural disaster.

B3

15.Tenant’s Inspection Rights. Landlord shall schedule and attend periodic progress meetings, walk-throughs and any other meetings with the Architect, the Contractor and Tenant to discuss the progress of the construction of the Tenant Improvements (“Meetings”). Landlord shall give Tenant at least forty-eight (48) hours prior notice (written or telephonic) of all such Meetings. Tenant shall designate in writing the person or persons appointed by Tenant to attend the Meetings and such designated party shall be entitled to be present at and to participate in the discussions during all Meetings; but Landlord may conduct the Meetings even if Tenant’s appointees are not present. Landlord shall provide Tenant with detailed minutes of all Meetings. Tenant or its agents shall have the right at any and all reasonable times to conduct Inspections, tests, surveys and reports of work in progress (“Inspections”) for the purpose of reviewing whether the Tenant Improvements are being constructed in accordance with the Final Plans, as amended by any approved Change Orders or other agreed upon changes. Tenant agrees to protect, hold harmless and indemnify Landlord from all claims, demands, costs and liabilities (including reasonable attorneys’ fees) arising from Tenant’s or Tenant’s agents entry onto the Land for the purpose of conducting Inspections.

16.Walk-Through and Punch List. Upon Substantial Completion of the Tenant Improvements, Tenant, Landlord and the Architect shall jointly conduct a walk-through of the Improvements and shall jointly prepare a punch list (“Punch List”) of items needing additional work (“Punch List Items”); provided, however, the Punch List shall be limited to items which are required by the Construction Contract, the Final Plans, Change Orders and any other changes agreed to by the parties.

17.Miscellaneous Construction Covenants.

(a)Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by either party with respect to any portion of this Work Letter, shall be deemed a breach of the Lease for which Landlord and Tenant shall have all the rights and remedies as in the case of a breach of the Lease by the other party.

(b)Cooperation. Landlord and Tenant agree to cooperate with one another and to cause their respective employees, agents and contractors to cooperate with one another to coordinate any work being performed by Landlord and/or Tenant under this Work Letter, and their respective employees, agents and contractors so as to avoid unnecessary interference and delays with the completion of the Work.

18.No Representations. Landlord does not warrant that the Building or any component thereof will be free of latent defects or that it will not require maintenance and/or repair within any particular period of time, except as expressly provided herein. Tenant acknowledges and agrees that it shall rely on the warranty or guaranty, if any, from the Contractor, the Architect or other material and/or service providers relative to the proper design and construction of the Improvements or any component thereof. Notwithstanding the foregoing, Landlord shall repair or replace, as needed, for the first year of the Term, all HVAC, plumbing, electrical, mechanical, building systems, and overhead doors and their component parts, excluding Tenant’s trade fixtures, equipment or other improvements by Tenant, provided Tenant has maintained proper preventive maintenance contracts as provided in the Lease and that the necessary repair or replacement is not caused by Tenant’s abuse. Landlord will provide the driveways and exclusive Tenant parking areas for Tenant with a two year contractor warranty.

B4

EXHIBIT B-1

Tenant’s Specifications

PERFORMANCE SPECIFICATIONS V3

AEC LDII 300 Omicron

DATE: 11/29/07

SCOPE

BUILDING SIZE

The building will contain approximately 404,039 square feet with a 9,805 square feet mezzanine per Exhibit 1-A.

CLEAR HEIGHT

A minimum clear height in the entire facility shall be no less than 36’0” clear. All obstructions including lighting, sprinkler lines, smoke curtains, etc. shall be assumed to be above the minimum clear height unless otherwise noted by the Developer and accepted by AEC. 34’0” minimum clearance snail be provided below existing perimeter heaters.

DIMENSION/LAYOUT

Dimensions of the cross-dock facility will be as shown on Exhibit 1-A.

For purposes of these Performance Specifications, all references herein to “Developer” shall mean CROSSDOCK Development.

GENERAL STANDARDS AND REQUIREMENTS/TC \L1 “2.0 GENERAL STANDARDS AND REQUIREMENTS}

The enclosed specifications cover the general basis for design and construction of the proposed facility as well as on-site and off-site requirements.

Irrespective of the quantities and types of materials and equipment listed herein, and regardless of any site, soil or subsurface conditions, the design and construction of the facility shall meet or exceed the performance. Requirements listed herein with the specific intent that the building shall be delivered on a complete “turnkey” basis per these Performance Specifications and exhibits.

The design and construction of the building will be in accordance with all applicable local, state and federal codes, ordinances, restrictive covenants and regulations including but not limited to federal, state and local building codes, onsite and offsite drainage requirements, zoning, seismic, NFPA and ADA requirements as described in all plans, performance specifications, and exhibits to these Performance Specifications.

Standard utilities including sanitary sewer, electric, empty conduits for telecommunications and data, gas and water required for occupancy of the building are to be included and separately metered.

It shall be the responsibility of the Developer to obtain, pay for and perform all improvements necessary (including, but not limited to, means of egress, fire extinguishers, emergency and exit lighting) to obtain all necessary permits and approvals, including the Certificate of Occupancy.

It is understood that all of the items described in the specifications are to be supplied by the Developer and are to be new and of first quality.

The Developer may submit equivalent alternates to any of the specifications, with the approval of AEC and/or AEC’s architects or engineers.

All requirements of any governing body with respect to off-site improvements are to be provided by and are the responsibility of the Developer.

The Developer will furnish two complete sets of approved shop drawings, maintenance manuals, and as-built drawings to AEC

FLOOR SLAB REQUIREMENTS {TC \L1 “3.0 FLOOR SLAB REQUIREMENTS}

LOAD BEARING REQUIREMENTS

Floor slab must accommodate floor loads and point loads for all operations including the following:

Concentrated loads created by storage fixtures (including racking, mezzanine, etc.) and by material handling equipment. See Exhibit 1-R. (Note: Material handling equipment may approach within 2-3 inches of any other load within the area, including another piece of equipment.

FLOOR LEVELNESS REQUIREMENTS

The degree of the floor levelness and flatness in the entire distribution center shall meet the following criteria as defined by the Face Companies and American Concrete Institute:

FF:	50
FL:	50

FLOOR SEAL

The finished concrete slab surface shall be sealed to produce a non-dusting, permanent durable finish with a sealant that will become an integral part of the concrete. Minimum criteria is Ashford Formula.

INSULATION

Exterior perimeter of building foundation shall be insulated as per Building Code.

FLOOR JOINT CAULKING

Slab joints, as shown on Exhibit 1-F, shall be filled with Metzger/McGuire MM-80 joint filler or equivalent. Warranty will be as per Metzger/Mcguire standard. Joint filler, where placed within the racked storage area, shall be only applied in the aisles only. The balance of the joint filler shall be applied pursuant to Exhibit 1-F.

EXTERIOR WALLS {TC \L1 “4.0 EXTERIOR WALLS}

CONSTRUCTION

Poured on-site concrete tilt-up panels or Precast concrete panels shall be the standard construction for exterior walls.

INSULATION

Walls must be insulated to comply with all state and local codes.

INTERIOR WALLS {TC \L1 “5.0 INTERIOR WALLS}

In addition to the allowances set forth in section 10.0, the Developer shall provide interior wall separation(s) between office and warehouse area(s) which shall be painted sheetrock projecting up to a minimum of 24” above the finished ceiling in those offices. These walls shall be well insulated for sound (using minimum R-13 insulation). Developer shall install floor mounted protective guardrail with openings as located by AEC between entire office and warehouse area(s) only.

STRUCTURAL STEEL {TC \L1 “6.0 STRUCTURAL STEEL}

FACILITY CLEAR HEIGHT

The roof structure shall provide for a minimum clear height as noted in Section 1.2. Obstructions below this level may be acceptable if necessary in certain areas, but must be approved by AEC. Roof top mounted Cam bridge units will be at a minimum of 34’0” above finished floor.

Clear height in office area should be sufficient to provide 9’0” clear height between finished floor and bottom of hung ceiling, except where noted on plans and specifications.

COLUMNS

Existing steel column locations are acceptable to AEC.

MISCELLANEOUS ITEMS TO BE INCLUDED

Steel lintels as needed.

ROOF {TC \L1 “7.0 ROOF}

CONSTRUCTION

Roof to consist of roof deck, insulation, and a standard roofing system per local practice.

LOADING

Roof loading capacity as per applicable codes, with the exceptions noted below.

INTERFERENCE FROM BUILDING COMPONENTS

AEC accepts existing location and positioning of internal roof drains, sprinkler risers, columns, and heating units.

General lighting fixtures shall be supported from structural roof members, and are subject to the clearances described in Exhibit 1-R.

GENERAL

Insulation-Roof must be insulated to comply with all state and local codes.

Roof Finish-Underside of roof deck to be white or light colored.

SPRINKLER SYSTEM {TC \L1 “8.0 SPRINKLER SYSTEM}

TYPE

A complete wet pipe sprinkler system shall be provided throughout the entire building.

ESFR type sprinklers including all necessary components pursuant to code requirements shall be provided and installed to accommodate all operations including rack storage and mezzanine per Exhibits 1-A and 1-R. Developer shall provide fire hose connections if required by code.

CODE REQUIREMENTS

Product classification is Class IV, and shall be stored non-encapsulated (product may be shrink wrapped around the sides only).

Branch line bracing of sprinkler lines to resist seismic loads shall be provided by the Developer only if required by code.

Fire extinguishers and hose racks shall be provided per code requirements. Sprinkler risers shall be properly protected from forklifts, etc.

LOADING FACILITIES {TC \L1 “9.0 LOADING FACILITIES}

EXTERIOR LOADING DOORS

(33) overhead 9’0” (w) x 10’0” (h) insulated dock doors (steel or Porvene while vinyl, R-3 insulation with vision panel) as shown on Exhibit 1-D to be equipped with dock equipment as defined in this section 9.0. All doors will be 46” relative to the truck apron height.

(30) Dock shelters. Rite Hite Eliminator or better.

(1) 14’ (w) x 16’ (h) electrically operated insulated overhead drive-in doors with vision panel grade level ramp located per Exhibit 1-D.

(29) Rite Hite AL Series or Kelly equivalent, recessed 6’(W) x 8’(L), 30,000 pound capacity operated dock levelers with 16” lip.

(32) sets of rubber dock bumpers.

Dual dock lights each with 2 fans, between every other dock door referred to in Section 9.1.1 (Intent is that each dock door referred to in Section 9.1.1 is equipped with one dock light and one fan).

(3) Dock Doors to be used for trash compactor or dumpsters as shown on Exhibit 1-D. Trash compactor will be provided and installed by AEC.

All other dock doors in the facility if any (other than those being used by AEC) shall include existing standard locking mechanism..

Relocate (5) existing wheel locks and (1) trailer restraining hook.

OFFICES {TC \L1 “10.0 OFFICES}

Main Office Area/Employee Break Room

Approximately 5,343 square feet of one-story, heated and air-conditioned office to include private offices, general offices, cafeteria/break area, lobby, lavatories, and other finished spaces as shown on Exhibit 1-0 (to be provided by developer).

Employee Entrance/ Break Room

Approximately 2,857 square feet of one-story, heated and air-conditioned office to include private offices, cafeteria/break area, security, lavatories, and other finished spaces as shown on Exhibit 1-0 (to be provided by developer).

Compressor Room/Remote Bathrooms

Approximately 800 square feet of one-story, as shown on Exhibit 1-0 (to be provided by developer).

General

The developer is required to provide architectural services to develop a proposed design of all office areas in accordance with AEC’s specific office requirements.

All exterior windows shall be dark tinted for security purposes with mil finished aluminum frame or as existing.

In no event shall any plumbing lines be run over the computer/data room or in any perimeter walls of the computer room unless previously authorized by AEC. (This restriction shall not apply to main plumbing lines or the ESFR sprinkler system located at the building roof deck).

SITE REQUIREMENTS {TC \L1 “11.0 SITE REQUIREMENTS}

PARKING AREA

A visitor and employee parking lot for 308 cars (or additional if required by code) shall be provided and dedicated for AEC’s use as shown on Exhibit 1-S (to be provided by developer).

Asphalt paving for car access and parking shall be designed to support conventional automobile traffic and shall be constructed to code.

Asphalt access roads shall be provided from the main road to the parking areas.

LOADING AREA

A concrete apron designed with appropriate reinforcement per geotechnical report shall be provided extending a minimum of 50’ from all loading docks. The balance of the truck access, approach area, loading area and trailer parking areas shall be designed for support of full trailers and shall be constructed to code. Pavement in the truck court/loading area shall extend a minimum of 110’ from edge of dock.

Access roads shall be provided for all truck traffic from the main road to the facility.

LANDSCAPING

Landscaping and irrigation to be provided in accordance with the local municipal ordinance and local standard practice.

Provide a partially sheltered patio area of approximately 2,000 sq. ft. This area will be located adjacent to the building and be enclosed with 10’ high chain link fence. The area shall be located at a mutually agreed upon location during the improvement phase of the project.

OUTSIDE LIGHTING REQUIREMENTS

MIN. FOOT CANDLE
ILLUMINATION
	MAINTAINED	TYPE OF
AREA	30” FROM GROUND	LIGHTING
Parking	3 fc	Metal Halide

Personnel	5 fc immediate area at office	Metal Halide
Walkways/Patio	entrance

Truck Court	1 fc	Metal Halide

MISCELLANEOUS

All car parking and walkways shall include striping and signage per code. Regardless of code requirements, all parking areas and walkways (e.g., from parking areas to building entrances) shall be properly striped.

All existing car parking and walkway areas shall be properly curbed and drained.

Provide 10’ (wide) x 34’ (long) concrete pad for compactor. (Note: Concrete apron will be sufficient if constructed to meet needs for compactor load)

All site grading shall be compatible and proper for a large trucking distribution facility.

Provide fire access road around building as per code.

PLUMBING {TC \L1 “12.0 PLUMBING}

As part of the office allowance, toilet facilities shall be provided for all office and warehouse areas per Exhibit 1-0. Number of fixtures should comply with Item 12.8.

Hot water heaters of sufficient capacity for required facilities shall be installed.

Provide service sinks at each toilet area.

Provide (2) exterior/interior (double head) non-freezing bib connection as shown on Exhibit 1-D.

All plumbing to be provided to code. (Complete sanitary plumbing system with hot/cold water, ventilation, and connection to the sewer system.) It shall be the responsibility of the Developer, not as part of the office allowances in Section 10.0, to provide all domestic water and sewer mains to the point of connection in the lavatory locations shown on Exhibit 1-0.

All lavatories to be equipped with exhaust fans, in accordance with code requirements.

Roughing and final connections for (2) electric water coolers to be provided, Outside main office.

The number of toilet fixtures shall comply with code requirements for the following number of occupants per area provided by AEC:

	Male	Female	Total
Office	10	10	20
Warehouse	140	140	280
Total	150	150	300

ELECTRICAL REQUIREMENTSITC {L1 “13.0 ELECTRICAL REQUIREMENTS}

GENERAL

Furnish and install appropriate electric power and lighting to accommodate all requirements including all items listed in this Section.

Service should be underground to an on-site transformer station. Provide exit and emergency lighting, per code requirements.

Provide wiring for lighting, heating, ventilating, air-conditioning and all other building equipment.

Provide power distribution for truck dock lights and dock fans at each truck door.

LIGHTING REQUIREMENTS

Lighting foot-candle levels shall be provided as shown on Exhibit 1-L.

All light levels per Exhibit 1-L are shown as average foot candle illumination maintained 30” above F.F.

The high bay lighting fixtures will be of the fluorescent T-5 fixtures type. The fixtures shall be installed in new undamaged condition, and will be mounted directly to the roof structure as per typical construction. All hi-bay fixtures located in pick aisles shall have built in motion sensors. All aisle lighting shall be accomplished utilizing high-bay lighting fixtures.

All lighting shall be controlled with circuit breakers located adjacent to office circuited by aisles and/or bays as defined by AEC such that each circuit breaker shall control the appropriate aisle or area.

EQUIPMENT REQUIREMENTS

The developer will supply a minimum of 3,000 Amp 480 3 phase service for AEC exclusive use for its MHE equipment and data center.

The developer will supply (5) 277/480 500 Amp 3 phase panels as shown on Exhibit 1-E. These panels will be dedicated for the exclusive use of AEC’s high voltage equipment. Power distribution from the panel to the equipment listed on Exhibit 1-E will be provided by the developer.

The developer will supply (4) 200 Amp 120/208 volt panels as shown on Exhibit 1-E. These panels will be dedicated for outlets and power equipment as shown on Exhibit 1-E and defined by AEC.

Electrical outlets shall be supplied throughout the facility as is required by code and as shown on Exhibit 1-E. All SO cord drops (those not shown on a column or perimeter wall) shall have dedicated circuits (TBD). Column receptacles and dock outlets shall be branched.

All wiring shall be made of copper with the following exceptions: The use of aluminum conductors may be used for the high volotage feeders. All panel buses shall be minimum 42 circuits per panel capacity and the use of an aluminum bus is acceptable.

A total of (64) battery-charging stations must be provided per Exhibit 1-E. The appropriate number of 480 volt, three-phase, 20 amp circuits should be provided to feed the chargers in each area, one circuit per (2) chargers. Each circuit should be provided with its own breaker.

H.V.A.C. {TC \L1 “14.0 H.V.A.C.}

OFFICE AREAS (GENERAL AND WAREHOUSE)

In all office areas an appropriate heating, ventilating and air conditioning system shall be provided by Developer. At a minimum, the system shall be designed to maintain, with normal tolerances, an average temperature of 75°F inside at 5O% relative humidity when the outside temperature is 95°F. During the winter season the system will be capable of maintaining a minimum temperature of 70°F when the outside temperature is 0°F.

WAREHOUSE AREAS

Heating for the warehouse areas will be accomplished by 3 roof top mounted Cambridge units. Developer specifically excludes air-conditioning or cooling equipment in the warehouse areas.

The facility is to be designed to maintain a differential of 60°F when the outside temperature is 0°F.

If necessary to meet the requirements of Section 14.2.2, ceiling mounted suspended unit heaters shall be provided in loading areas and other areas as necessary to supplement main heating units.

Provide air-conditioning in office areas in accordance with local standard practice but at a minimum to achieve and maintain 75°F inside at 95°F outside in all office areas.

VENTILATION

The required amount of air changes shall be provided per code or a minimum 3 changes per hour.

Ventilation will be provided for toilet as per code.

MISCELLANEOUS {TC \L1 “15.0 MISCELLANEOUS}

FIRE ALARM SYSTEM

A central control panel is to be provided by the Developer in the Main Office (to be specifically located by AEC) to monitor all sprinkler risers and smoke detectors, and manual pull stations. Proposed system features should be provided to AEC for approval.

Developer shall provide a $200,000 allowance for security systems to be specified by AEC at a later time.

ENTRY/EXIT POINTS

Employee and visitor entry/exit to the building will be by way of entrances into the general offices and employee services areas per Exhibit 1 C. Entrances should be of a single door configuration, with stairs and appropriate handicap access ramp from the ground level to allow for ingress/egress.

Two trucker entrances will be needed (one on each side of building) with external entrances and stairways. The entrances should be equipped with a remote latch release system.

Additional access and egress points to be provided per code and specifications requirements.

BATTERY CHARGING AREA

In battery charging area(s) (3), as shown on Exhibit 1-D, provide all requirements per all applicable codes, including eyewash stations, air ventilation, floor drain, and acid proof epoxy floor coatings.

CAULKING

Provide caulking at windows, exterior doors, control joints, exterior and interior joints between exterior wall panels, etc. Slab control joint caulking will be provided only as per 3.5.1 above.

PROTECTION

Track guards and bollards shall be provided as appropriate to afford adequate protection for interior components including the (32} truck dock doors, sprinkler risers, and rain leaders, etc.

MAINTENANCE AREA

Provide fence around maintenance area as shown TBD using 10’ high chain link fence.

AIR COMPRESSOR ROOM

Construct 440 SF (22’2” x 20’) area as shown on Exhibit l-C. with double door configuration and an appropriate exhaust fan to provide ventilation to the room. Ceiling and lighting to be provided.

COMPRESSED AIR LINES

Developer shall provide 1 1/2” copper or aluminum compressed air lines including regular ball joints and isolation valves as shown on Exhibit 1-C to be installed at a height greater than 36 ft.

COMPRESSOR AND DRYERS

Developer shall provide a $50,000 allowance for a dual screw compressor system with redundant dryers. Specifications will be provided by AEC.

MISC FINISHES / MINIMUM DESIGN CRITERIA {TC \L1” 16.0 MISC FINISHES/MINIMUM DESIGN CRITERIA}

PAINTING

All exposed metal doors and woodwork shall be primed and given two coats of paint.

All structural steel shall receive a minimum of one shop coat of primer or equivalent.

DOORS AND HARDWARE

All interior doors leading to the warhouse or exterior shall be hollow metal, hung in hollow metal frames. All other interior doors will be made of wood and hung in hollow metal frames.

Hardware shall be Yale, Schlage or equivalent.

Panic hardware to be installed where required by code and on all exterior warehouse personnel doors. Developer to include panic hardware at four (4) personnel doors total.

PLUMBING

Plumbing fixtures shall be the conventional type, as manufactured by American Standard or equal.

PAVING

Minimum design criteria for asphalt paving for car and truck access and parking should be to code.

GUARANTEES {TC \L1 “18.0 GUARANTEES}

Developer shall provide a minimum of a one-year guarantee from the date of substantial completion and receipt of Certificate of Occupancy or equivalent in connection with the construction, including all equipment, materials and labor.

All additional guarantees should be noted in the proposal.

EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

With respect to that certain lease (“Lease”) dated _________, 2008, between Alliance Entertainment, LLC, a Delaware limited liability company (“Tenant”), and Cedar Grove – Crossdock, LLC, a Kentucky limited liability company (“Landlord”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 404,039 rentable square feet of the building located at 300 Omicron Court, Sheperdsville, Kentucky 40165 (“Premises”), Tenant hereby acknowledges and certifies to Landlord as follows:

(1)          Landlord delivered possession of the Premises to Tenant Substantially Complete on __________________ (“Possession Date”);

(2)          The Lease commenced on __________________ (“Commencement Date”);

(3)          The Premises contain ____________square feet of space; and

(4)          Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant’s use.

IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this ____ day of ___________, 2008.

“Tenant”

Alliance Entertainment, LLC, a Delaware limited liability company

By:
Its:

C-1

EXHIBIT D

PROHIBITED USES

The following types of operations and activities are expressly prohibited on the Premises:

1.	automobile/truck maintenance, repair or fueling;

2.	battery manufacturing or reclamation;

3.	ceramics and jewelry manufacturing or finishing;

4.	chemical (organic or inorganic) storage, use or manufacturing;

5.	drum recycling;

6.	dry cleaning;

7.	electronic components manufacturing;

8,	electroplating and metal finishing;

9.	explosives manufacturing, use or storage;

10.	hazardous waste treatment, storage, or disposal;

11.	leather production, tanning or finishing;

12.	machinery and tool manufacturing;

13.	medical equipment manufacturing and hospitals;

14.	metal shredding, recycling or reclamation;

15.	metal smelting and refining;

16.	mining;

17.	paint, pigment and coating operations;

18.	petroleum refining;

19.	plastic and synthetic materials manufacturing;

20.	solvent reclamation;

21.	tire and rubber manufacturing;

22.	above- and/or underground storage tanks; and

23.	residential use or occupancy.

D-1

EXHIBIT E

RULES AND REGULATIONS

Landlord to Provide

E-1

EXHIBIT F

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”) is made as of December 14, 2007, by SOURCE INTERLINK COMPANIES, INC., a Delaware corporation, with its principal place of business at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134 (“Source”), in favor of Cedar Grove-Crossdock, LLC (the “Landlord”).

PREAMBLE

A.Alliance Entertainment, LLC (“Tenant”) has (I) entered into a lease agreement dated as of December 14, 2007, with Landlord, covering certain commercial space and parking storage space located at 300 Omicron Court, Shepherdsville, Kentucky 41065 (the “Lease”), as more particularly described in the Lease,

B.It is a condition to Landlord’s entering into the Lease with Tenant, that Guarantor acts as guarantor of Tenant’s obligations under the Lease for the Term of the Lease (as defined in the Lease) and agrees to be unconditionally liable for, and guarantee the (a) full and punctual payment of any and all Rent (as defined in the Lease) and other sums of money required to be paid to the Landlord by the Tenant under the Lease; and (b) the performance of and compliance by the Tenant with all of the covenants, conditions and agreements contained in the Lease.

Therefore, in consideration of the obligations of Tenant to the Landlord, and intending to be legally bound hereby, Source agrees as follows:

19.Guaranty. Source hereby unconditionally and irrevocably guarantees the full and punctual payment when due of all obligations of Tenant to the Landlord under the Lease and the faithful and prompt performance of Tenant of each and every one of the terms and conditions of the Lease (the “Obligations”). This is a guaranty of payment and performance and not merely of collection. The liability of Source under this Guaranty shall be absolute and unconditional and shall not be discharged except by valid, final and irrevocable payment of the Obligations. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Landlord upon the insolvency, bankruptcy or reorganization of Tenant, all as though such payment has not been made. If a declaration of default or other exercise of or condition to exercise of rights under or in connection with the Lease or any Obligation is stayed, enjoined, delayed or prevented for any reason (including, without limitation, any bankruptcy or insolvency law), Source agrees that for purposes of this Guaranty the Obligations shall be deemed to have been declared in default or accelerated and Source liable hereunder with no further action required.

20.Waiver. Source hereby unconditionally waives: (a) promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty; (b) presentment for payment, notice of non-payment, demand, protest, notice of protest and notice of dishonor or default to any party including Source and any requirement that the Landlord exhaust any right or take any action against Assignee or any other person or entity; (c) all other notices to which Source may be entitled but which may be legally waived; and (d) demand for payment as a condition of liability under this Guaranty. The Lease may be amended by the Parties thereto without the consent of Source, and Landlord reserves the right to proceed against Source without first being required to proceed against Tenant. Any assignment of the Lease with or without the Landlord’s consent shall not release Source from any of its obligations hereunder.

21.Miscellaneous.

(a)Amendments. This Guaranty may be amended only by a writing signed by Source and the Landlord, and any such amendment shall be effective only to the extent specifically set forth in such writing.

(b)Assignment. Source shall not assign, pledge or otherwise transfer any of its rights, interest or obligations hereunder, whether by operation of law or otherwise. Landlord may assign its rights hereunder to any transferee of the Building. Any Mortgagee that takes title to the Building by foreclosure or deed in lien thereof, shall succeed to Landlord’s rights hereunder.

(c)Counterparts; Telefacsimile Execution. This Guaranty may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Guaranty by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Guaranty. Any party delivering an executed counterpart of this Guaranty by telefacsimile also shall deliver a manually executed counterpart of this Guaranty, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Guaranty.

(d)Entire Agreement. This Guaranty contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

(e)Governing Law. This Guaranty shall be a contract under the laws of the state of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State. The prevailing party shall be entitled to reasonable attorney’s fees, costs and related expenses arising out of any action to enforce their respective rights under this Guaranty.

(f)Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder (i) shall be in writing; (ii) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (iii) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (A) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (B) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as either party may inform the other by giving five business days’ prior notice:

if to Source:	If to Landlord:

Source Interlink Companies., Inc. 27500 Riverview Center Blvd. Bonita Springs, Florida 34134 Attn: General counsel Telecopier No.: 239-949-7689	Cedar Grove – Crossdock, LLC 200 S. 5th Street Suite 400-S Louisville KY. 40202

(g)Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(h)Successors and Assigns. This Guaranty shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors and permitted assigns.

(i)Waiver of Jury Trial. Each party hereby waives the right to a trial by jury in any court and in any action or proceeding of any type as to all matters and things arising out of or relating to this Guaranty. Each party expressly acknowledges that this is a commercial transaction, that the foregoing provisions for waiver of jury trial have been read, understood and voluntarily agreed to and that by agreeing to such provisions it is waiving important legal rights.

(j)Waivers. The due performance or observance by Source of its obligations hereunder shall not be waived, and the rights and remedies of the Landlord hereunder shall not be affected, by any course of dealing or performance or by any delay or failure of the Landlord in exercising any such right or remedy. The due performance or observance by Source of any of its obligations hereunder may be waived only by a writing signed by the Landlord, and any such waiver shall be effective only to the extent specifically set forth in such writing.

[signature page follows]

[SIGNATURE PAGE TO GUARANTY AGREEMENT]

SOURCE INTERLINK COMPANIES, INC.

By:	/s/ Marc Fierman
Name:	Marc Fierman
Title:	CFO/EVP

By:
Name:
Title:

S-1

EXHIBIT G

LANDLORD’S WAIVER AND CONSENT

Source Legal to Provide

G-1